UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADTRAN, Inc.

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL MEETING

AND

PROXY STATEMENT

Corporate Office	U.S. Mail	Toll-Free: 1 800 9ADTRAN
901 Explorer Blvd.	P.O. Box 140000	Telephone: 256 963.8000
Huntsville, AL 35806	Huntsville, AL 35814-4000	http://www.adtran.com

March 29, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of ADTRAN, Inc. to be held on Wednesday, May 11, 2022, at 10:30 a.m., Central Time. We are pleased to announce that this year’s Annual Meeting will be a virtual meeting conducted by live webcast on the Internet. You will be able to attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2022 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will report on ADTRAN’s operations during the past year and our plans for the future.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Your vote, whether during the virtual meeting on May 11, 2022 or by proxy, is important. Please review the instructions on each of your voting options described in the accompanying proxy materials and the Notice you received in the mail. If you are unable to participate in the virtual meeting, I urge you to vote as soon as possible.

While ADTRAN’s stockholders previously approved the business combination with ADVA Optical Networking SE, pursuant to which both companies agreed to combine their respective businesses under a new Delaware holding company, Acorn HoldCo, Inc. (the “Business Combination”), the closing of the Business Combination is subject to various closing conditions including obtaining one remaining foreign direct investment approval. Until the Business Combination is closed, ADTRAN will remain a publicly held corporation and is required to file this Proxy Statement and hold an annual meeting of stockholders. In the event that the Business Combination closes prior to May 11, 2022, we intend to issue a press release to cancel the Annual Meeting and Acorn HoldCo, as the successor to ADTRAN, will convene an annual meeting of stockholders later in 2022.

Sincerely,

THOMAS R. STANTON
Chairman of the Board

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 11, 2022

NOTICE HEREBY IS GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of ADTRAN, Inc. (the “Company”) will be held on Wednesday, May 11, 2022, at 10:30 a.m., Central Time, via live webcast. You can participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2022 and entering the 16-digit control number included on your Notice or proxy card. If you hold your shares through an intermediary, such as a bank or broker, and do not have a control number, please contact the bank or broker. Please log in to the website by 10:15 a.m., Central Time, on the day of the meeting. There is no physical location for the Annual Meeting.

The Annual Meeting is being held for the purposes of considering and voting upon:

1.	A proposal to elect six directors to serve until the 2023 Annual Meeting of Stockholders;

2.

An advisory proposal with respect to the compensation of the Company’s named executive officers (“NEOs”), as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative in the attached Proxy Statement;

3.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN, Inc. for the fiscal year ending December 31, 2022; and

4.

Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting.

The Board of Directors recommends that you vote FOR each of the six director nominees; FOR the approval on an advisory basis of the compensation of the Company’s named executive officers; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The Annual Meeting may be adjourned from time to time without notice other than announcement at the meeting or at adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.

Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 14, 2022, are entitled to receive notice of and to vote during the Annual Meeting and any adjournments thereof.

Whether or not you plan to participate in the Annual Meeting, we urge you to review these materials carefully, which are available at https://materials.proxyvote.com/00738A. We also encourage you to vote by (i) following the instructions on the notice that you received from your broker, bank or other nominee if your shares are held beneficially in “street name” or (ii) one of the following means if your shares are registered directly in your name with the Company’s transfer agent:

•	By Internet: Go to the website www.proxyvote.com and follow the instructions. You will need the control number included on your Notice to obtain your records and vote by Internet.

•	By Telephone: From a touch-tone telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will need the control number included on your Notice in order to vote by telephone.

•

By Mail: You may request a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 10, 2022 in order to be counted for the Annual Meeting.

You can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com, entering your 16-digit control number, and using the “Questions for Management” feature. You can submit questions during the Annual Meeting by following the instructions on the meeting website. Management will answer pertinent questions in the “Investor Relations” section of our website at https://investors.adtran.com. The questions and answers will be available as soon as practicable after the Annual Meeting and will remain available for thirty (30) days after posting.

In the event the Business Combination closes prior to May 11, 2022, we intend to issue a press release to cancel the Annual Meeting.

By order of the Board of Directors,

MICHAEL K. FOLIANO
Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary

Huntsville, Alabama

March 29, 2022

i

ii

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 11, 2022

This Proxy Statement, along with the accompanying Notice of Annual Meeting of Stockholders, contains information about the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of ADTRAN, Inc. (the “Company”), including any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held on Wednesday, May 11, 2022 at 10:30 a.m., Central Time. We are pleased to announce that this year’s Annual Meeting will be a virtual meeting conducted by live webcast on the Internet. You will be able to attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/ADTN2022 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you receive the proxy materials by mail. If you hold your shares through an intermediary, such as a bank or broker, and do not have a control number, please contact the bank or broker. Please log in to the website by 10:15 a.m., Central Time, on the day of the meeting. You may vote during the Annual Meeting by following the instructions available on the meeting website. There is no physical location for the Annual Meeting.

You can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com, entering your 16-digit control number, and using the “Questions for Management” feature. You can submit questions during the Annual Meeting by following the instructions on the meeting website. Management will answer pertinent questions in the “Investor Relations” section of our website at https://investors.adtran.com. The questions and answers will be available as soon as practicable after the Annual Meeting and will remain available for thirty (30) days after posting.

We are providing this Proxy Statement to the stockholders of ADTRAN, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted during the Annual Meeting and at any adjournments of that meeting.

On or about March 29, 2022, we began sending the Notice to all stockholders entitled to vote in advance of or during the virtual Annual Meeting. We encourage all of our stockholders to vote on the proposals presented, and we hope the information contained in this document will help you decide how you wish to vote.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 11, 2022:

This Notice, the Proxy Statement and the 2021 Annual Report to Stockholders of ADTRAN, Inc. are available free of charge to view, print and download at https://materials.proxyvote.com/00738A.

Additionally, you can find a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements and schedules thereto, on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov, or in the “SEC Filings” section of our website at https://investors.adtran.com. You may also obtain a printed copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements and schedules thereto, free of charge, from us by sending a written request to: ADTRAN, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806. Exhibits will be provided upon written request.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why is the Company soliciting my proxy?

The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders to be held on Wednesday, May 11, 2022 at 10:30 a.m., Central Time, via live webcast and any adjournments of the meeting, which we refer to as the “virtual Annual Meeting” or the “Annual Meeting.” This Proxy Statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote during the Annual Meeting.

How can I participate in the virtual Annual Meeting?

You will be able to attend and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/ADTN2022 and entering the 16-digit control number included on your Notice or proxy card. If you hold your shares through an intermediary, such as a bank or broker, and do not have a control number, please contact the bank or broker. Please log in to the website by 10:15 a.m., Central Time, on the day of the meeting. You may vote during the Annual Meeting by following the instructions available on the meeting website.

You can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com, entering your 16-digit control number, and using the “Questions for Management” feature. You can submit questions during the Annual Meeting by following the instructions on the meeting website. Management will answer pertinent questions in the “Investor Relations” section of our website at https://investors.adtran.com. The questions and answers will be available as soon as practicable after the Annual Meeting and will remain available for thirty (30) days after posting.

What if the Business Combination closes before the Annual Meeting?

At the closing of the Business Combination, ADTRAN will become a wholly-owned subsidiary of a new Delaware holding company, Acorn HoldCo, Inc. Therefore, there will not be public stockholders of ADTRAN following the transaction and no public annual meeting of stockholders. If the Business Combination is completed before May 11, 2022, we will issue a press release to cancel the Annual Meeting and Acorn HoldCo, as the successor to ADTRAN, will convene an annual meeting of stockholders later in 2022.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and our 2021 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about March 29, 2022, a Notice was sent to our stockholders which instructs you on how to access and review the proxy materials on the Internet. The Notice also instructs you on how to submit your proxy via the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Why am I receiving these materials?

Our Board is providing these proxy materials to you on the Internet or, upon your request, will deliver printed versions of these materials to you by mail, in connection with the Annual Meeting, which will take place on May 11, 2022. Stockholders are invited to participate in the virtual Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These proxy materials include:

•	our Proxy Statement for the Annual Meeting; and

•	our 2021 Annual Report to Stockholders.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the Annual Meeting.

What proposals will be voted on during the Annual Meeting?

You will be voting on the matters listed below (with the Board’s recommendation on each matter):

Items of Business		Board Recommendation	Page Reference

1.	Elect six directors to serve until the 2023 Annual Meeting of Stockholders	FOR	9

2.	Approve on an advisory basis the compensation of our NEOs	FOR	59

3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	60

What shares owned by me can be voted?

All shares owned by you as of the close of business on March 14, 2022 (the “Record Date”) may be voted. You may cast one vote per share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stock broker, bank or other nominee. At the close of business on the Record Date, there were 49,314,837 shares of our common stock outstanding. Each stockholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of the Company’s stockholders hold their shares through a stock broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially through a nominee.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Thomas R. Stanton, the Company’s Chief Executive Officer and Chairman of the Board, and Michael K. Foliano, the Company’s Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary, or to vote prior to or during the virtual Annual Meeting. If you request printed copies of the proxy materials, the Company will provide a proxy card for you to use. You may also vote by Internet or by telephone, as described below under the heading “How can I vote my shares without participating in the Annual Meeting in real time?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and a notice is being sent to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you are invited to participate in the virtual Annual Meeting. You also have the right to direct your broker on how to vote these shares. The notice that you receive from your broker or nominee should include instructions for you to direct your broker or nominee how to vote your shares. You may also vote prior to the Annual Meeting by Internet or by telephone, as described below under “How can I vote my shares without participating in the Annual Meeting in real time?” However, shares held in “street name” may be voted during the Annual Meeting by you only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How can I vote my shares during the virtual Annual Meeting?

Shares held directly in your name as the stockholder of record or shares held beneficially in “street name” may be voted during the virtual Annual Meeting. If you choose to vote your shares during the virtual Annual Meeting and you are the stockholder of record, you will need the control number included on your Notice or proxy card. If you hold your shares in “street name” and do not have a control number, please contact the bank or broker.

How can I vote my shares without participating in the Annual Meeting in real time?

Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without participating in the virtual Annual Meeting in real time. If you are the stockholder of record, you can vote by proxy by one of the following means:

•	By Internet: Go to the website www.proxyvote.com and follow the instructions. You will need the control number included on your Notice to obtain your records and vote by Internet.

•	By Telephone: From a touch-tone telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will need the control number included on your Notice in order to vote by telephone.

•

By Mail: You may request a hard copy of the proxy materials, including a proxy card, by following the instructions on your Notice. If you request and receive a proxy card, please mark your selections on the proxy card, date and sign your name exactly as it appears on the proxy card and mail the proxy card in the pre-paid envelope that will be provided to you. Mailed proxy cards must be received no later than May 10, 2022 in order to be counted for the Annual Meeting.

If you hold your shares beneficially in “street name,” please follow the instructions provided in the notice from your broker, or, if you request printed copies of proxy materials, on the proxy card or voting instruction form. We urge you to review the proxy materials carefully before you vote. These materials are available at https://materials.proxyvote.com/00738A.

Can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions prior to the vote during the virtual Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions), which new vote must be received by 11:59 p.m., Central Time, on May 10, 2022. You may also enter a new vote by participating in and voting during the virtual Annual Meeting. Your participation in the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed (1)	Unmarked Signed Proxy Cards
1. Election of directors	The number of votes cast for a nominee exceeds the number of votes cast against that nominee. (2)	No effect	No	Voted “For” All Director Nominees

2. Non-binding advisory vote to approve the compensation of our NEOs	Majority of shares represented and entitled to vote	Counted as “Against”	No	Voted “For”

3. Ratification of appointment of independent registered public accounting firm	Majority of shares represented and entitled to vote	Counted as “Against”	Yes	Voted “For”

(1)

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Because broker non-votes are not voted affirmatively or negatively, they will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of Proposal 1. Because brokers are not entitled to vote on Proposal 2, broker non-votes will have no effect on the outcome of this vote.

(2)

Pursuant to the Company’s Director Resignation Policy, an uncontested director is required to promptly tender to the Chairman of the Board of Directors an irrevocable contingent resignation in the event that such director fails to receive a sufficient number of votes for election or re-election. The Nominating and Corporate Governance Committee of the Board is required to consider on an expedited basis such director’s tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the tendered resignation. The Board is required to take formal action on the Nominating and Corporate Governance Committee’s recommendation expeditiously following receipt, and the Company will publicly disclose the Board’s decision and, if applicable, its reasoning for rejecting the tendered resignation.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

It means your shares are registered differently or are held in more than one account. For each Notice you receive, please submit your vote for each control number you have been assigned. If you request and receive paper copies of proxy materials, please provide voting instructions for all proxy cards and voting instruction forms you receive.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results during the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What happens if additional proposals are presented during the Annual Meeting?

Other than the three proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote during the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Thomas R. Stanton, the Company’s Chief Executive Officer and Chairman of the Board, and Michael K. Foliano, the

Company’s Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote during the Annual Meeting. If for any unforeseen reason, any one or more of the Company’s nominees for director is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

What is the quorum requirement for the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to vote or act at the meeting. The shares may be present by participating in the Annual Meeting or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the Annual Meeting. We may do this with or without a stockholder vote. Alternatively, if the stockholders vote to adjourn the Annual Meeting in accordance with the Company’s Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Who will bear the cost of soliciting proxies for the Annual Meeting?

The Company will pay the entire cost of soliciting proxies for the Annual Meeting, including the distribution of proxy materials. We have hired Georgeson Inc. to assist in the solicitation of proxies from stockholders at a fee of approximately $10,000 plus reasonable out-of-pocket expenses. We will request brokers or nominees to forward this Proxy Statement to their customers and principals and will reimburse them for expenses so incurred. If deemed necessary, we may also use our officers and regular employees, without additional compensation, to solicit proxies personally or by telephone.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2022, by (1) each of our directors, (2) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown except as otherwise noted.

Name and Relationship to Company	Number of Shares of Common Stock (1)	Percent of Class (2)
Thomas R. Stanton Chairman of the Board, Chief Executive Officer and Director	532,396	1.07%
Michael K. Foliano Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary	107,914	*
Ronald D. Centis Senior Vice President of Operations	7,315	*
Raymond Harris Chief Information Officer	2,382	*
James D. Wilson, Jr. Chief Revenue Officer	97,671	*
H. Fenwick Huss Lead Director	52,437	*
Gregory J. McCray Director	31,935	*
Balan Nair Director	70,210	*
Jacqueline H. Rice Director	35,333	*
Kathryn A. Walker Director	43,500	*
All directors and executive officers as a group (12 persons)	1,038,036	2.08%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)

Beneficial ownership as reported in the table has been determined in accordance with applicable Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of March 14, 2022 as follows: Mr. Stanton – 339,146 shares; Mr. Foliano – 81,280 shares; Mr. Wilson – 63,859 shares; and all directors and executive officers as a group – 523,385 shares. The shares included in the table above do not include shares of our common stock that may be issued upon distribution of stock awards that were deferred pursuant to the Company’s nonqualified deferred compensation plans (collectively, the “Deferred Compensation Plan”), which the individual becomes entitled to upon separation of service from the Company, but which shares are actually payable, at the earliest, on the first day of the month following the six month anniversary of the participant’s separation from service, as follows: Mr. Stanton – 157,559 shares; Mr. Foliano – 21,014 shares; Mr. Wilson – 17,116 shares; and all directors and executive officers as a group – 195,689 shares.

Additionally, pursuant to the terms of the ADTRAN, Inc. 2020 Directors Stock Plan, the unvested shares of restricted stock awarded to our directors do not entitle the holder to exercise any voting or other stockholder rights with respect to such shares. Accordingly, the shares included in the table above do not include 3,943 shares of restricted stock awarded to each of Dr. Huss, Mr. McCray, Mr. Nair, Ms. Rice and Ms. Walker, which do not vest within 60 days of March 14, 2022. Pursuant to SEC regulations, all shares not currently outstanding that are subject to options exercisable within 60 days or to which an officer or director may become entitled upon vesting of RSUs within 60 days are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.

The shares shown include: as to Mr. Foliano, 247 shares held by the Company’s 401(k) plan; as to Mr. Wilson, 4,099 shares held by the Company’s 401(k) plan; as to Ms. Rice, 35,333 shares held in a trust; and as to all directors and executive officers as a group, 4,346 shares held in Company 401(k) plan accounts and 35,333 shares held by trusts for which an executive officer or director is a beneficiary or trustee.

(2)	Percentage of ownership is based on 49,314,837 shares of Company common stock outstanding as of March 14, 2022.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of ADTRAN, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	8,140,068	16.70%
The Vanguard Group (2) 100 Vanguard Blvd Malvern, PA 19355	5,424,685	11.05%
The Bank of New York Mellon Corporation (3) c/o The Bank of New York Mellon Corporation 240 Greenwich Street New York, NY 10286	3,222,495	6.56%

(1)

The amount shown and the following information are derived from an amended Schedule 13G filed by BlackRock, Inc. on February 7, 2022, reporting beneficial ownership as of December 31, 2021. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 8,027,785 shares and sole dispositive power as to all of the shares. The Schedule 13G indicates various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the shares; however, no one person’s beneficial interest in the shares is more than 5% of the total shares, except BlackRock Fund Advisors.

(2)

The amount shown and the following information are derived from an amended Schedule 13G filed by The Vanguard Group on February 9, 2022, reporting beneficial ownership as of December 31, 2021. According to the Schedule 13G, the Vanguard Group, a registered investment adviser, has shared voting power over 44,346 shares, sole dispositive power over 5,342,831 shares, and shared dispositive power over 81,854 shares.

(3)

The amount shown and the following information are derived from a Schedule 13G filed by The Bank of New York Mellon Corporation (“BNY Mellon”) and various subsidiaries on February 2, 2022, which reflects that BNY Mellon, BNY Mellon IHC, LLC (“IHC”) and MBC Investments Corporation (“MBC”) beneficially owned 3,222,495 shares as of December 31, 2021. According to the Schedule 13G, BNY Mellon has sole voting power with respect to 3,004,472 shares, shared voting power with respect to 1,980 shares, sole dispositive power with respect to 1,375,973 shares and shared dispositive power with respect to 1,816,816 shares; IHC has sole voting power with respect to 2,812,056 shares, sole dispositive power with respect to 1,193,777 shares and shared dispositive power with respect to 1,804,616 shares; and MBC has sole voting power with respect to 2,812,056 shares, sole dispositive power with respect to 1,193,777 shares and shared dispositive power with respect to 1,804,616 shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors

Our Board of Directors currently consists of six members. The Board has nominated Thomas R. Stanton, H. Fenwick Huss, Gregory J. McCray, Balan Nair, Jacqueline H. Rice and Kathryn A. Walker for election as directors at the 2022 Annual Meeting, and each of these individuals currently serves as a director. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. There are no family relationships among the directors, director nominees or the executive officers. Pursuant to the Company’s Director Resignation Policy, each of the director nominees is deemed to have agreed to promptly tender to the Chairman of the Board of Directors an irrevocable contingent resignation in the event that such director fails to receive a sufficient number of votes for re-election (a “majority against vote”). If any director nominee receives a majority against vote at the Annual Meeting, the Nominating and Corporate Governance Committee of the Board of Directors will recommend to the Board, and the Board will determine, whether to accept or reject the resignation tendered by such individual. Following the Board’s decision, the Company will file a Current Report on Form 8-K with the SEC in order to disclose the decision and, if applicable, the Board’s reasoning for rejecting the tendered resignation.

Our Bylaws provide that our Board consists of a single class of directors and that the terms of office of the directors is one year from the time of their election until the next annual meeting of stockholders and until their successors are duly elected and qualified. In addition, our Bylaws provide that, in general, vacancies on our Board may be filled by a majority of directors in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Our Bylaws provide that the exact number of directors will be fixed from time to time by our Board pursuant to a resolution adopted by a majority of the whole Board.

Our Board of Directors seeks to ensure that the Board is composed of members whose experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and the laws and stock exchange rules that govern its affairs. We have no minimum qualifications for director candidates. In general, however, our Board will review and evaluate both incumbent and potential new directors in an effort to achieve diversity of skills and experience among our directors so that our Board has an effective mix of technical, financial, operating and management experience. Our Board has adopted corporate governance principles to guide the Company and the Board on various governance matters, and these principles task the Nominating and Corporate Governance Committee of the Board with establishing criteria for the selection of potential directors, taking into account the following desired attributes:

•	Leadership	•	Business experiences

•	Independence	•	Industry knowledge

•	Interpersonal skills	•	Diversity of viewpoints

•	Financial acumen

We have a long-standing policy of keeping our Board relatively small. We also believe that our Board should be comprised predominantly of independent directors from diverse backgrounds external to the Company, but should nevertheless include the insight and judgment of our senior management. Our Board has no specific requirements regarding diversity but believes that its membership should reflect a diversity of experience, gender, race, ethnicity and age. Our Board is currently 33% female, 50% ethnically diverse, and 83% female or ethnically diverse. The following charts demonstrate the Board’s commitment to diversity of backgrounds:

The following diversity statistics are reported in the standardized disclosure matrix that was proposed by Nasdaq and approved by the SEC in August 2021:

Board Diversity Matrix (as of March 29, 2022)

Board Size:

Total Number of Directors: 6

Gender:	Female	Male	Non-Binary	Gender Undisclosed

Number of Directors Based on Gender Identity	2	4	—	—

Number of Directors Who Identify in Any of the Categories Below:

African American or Black	—	1	—	—

Alaskan Native or American Indian	—	—	—	—

Asian	—	2	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	1	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+			—

Demographic Background Undisclosed			—

In assessing the experience, qualifications, attributes and skills that led our Nominating and Corporate Governance Committee and Board to conclude that each director has the appropriate qualifications to serve as a director of the Company, the Board focused on the information discussed in each of the director nominees’ individual biographies set forth on pages 10 to 13 of this Proxy Statement. In evaluating the suitability of the director nominees for re-election, our Nominating and Corporate Governance Committee also considered the director’s past performance, including attendance at meetings and participation in and contributions to the activities of the Board and its committees, as applicable.

Information Regarding the Nominees for Director

Set forth below is certain information regarding the six nominees for director, including their ages, principal occupations or employment for at least the past five years, the length of their tenure as directors, and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion at the time of filing of this Proxy Statement that each person listed below should serve as a director is set forth below. The stock ownership with respect to each director nominee is set forth in the Security Ownership of Certain Beneficial Owners and Management table on page 6.

THOMAS R. STANTON, age 57, was named our Chief Executive Officer in September 2005 and named Chairman of the Board in 2007. Mr. Stanton joined ADTRAN in 1995 as Vice President of Marketing for the Carrier Networks (“CN”) Division. Since that time, he has held a number of senior management positions within the Company, including Senior Vice President and General Manager of the CN Division. Prior to joining ADTRAN, he served as Vice President of Marketing and Engineering at Transcrypt International and held several senior management positions with E. F. Johnson Company. Mr. Stanton has served on the board of directors of a number of technology companies and is a past chairman of the board for both the Federal Reserve Bank of Atlanta’s Birmingham Branch and the Telecommunications Industry Association. He currently serves on the board of the Economic Development Partnership of Alabama and the Huntsville Chamber of Commerce and has served on the board of BancorpSouth Bank (NYSE: BXS) since October 2015. Mr. Stanton holds a Bachelor of Science degree in Computer Engineering from Auburn University.

Mr. Stanton has been a member of our Board since September 2005. Mr. Stanton has been selected as a nominee for director because he is our Chief Executive Officer and has extensive knowledge of all facets of our Company and extensive experience in all aspects of our industry.

H. FENWICK HUSS, age 71, has served as the Willem Kooyker Dean of the Zicklin School of Business at Baruch College, a senior college of The City University of New York, since July 2014. He is also a tenured Professor in Baruch’s Stan Ross Department of Accountancy. He previously served as Dean of the J. Mack Robinson College of Business at Georgia State University from 2004 to 2014. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998, and on the faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989 and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne.

Dr. Huss has been a member of our Board since October 2002 and has served as our Lead Director since May 2015. Dr. Huss has been selected as a nominee for director because he brings the point of view of academia and, in particular, the information and new concepts that develop in the business school environment. Dr. Huss also has extensive experience and knowledge of financial accounting and corporate finance and management experience in the academic environment.

GREGORY MCCRAY, age 58, is an experienced executive with more than 30 years of business, marketing, sales, engineering, operations, mergers and acquisitions, management and international experience in the communications technology industry. Since June 2018, Mr. McCray has served as the Chief Executive Officer of FDH Infrastructure Services (“FDH”), an engineering and science company that monitors, inspects, designs and performs structural analysis for infrastructure assets utilizing wireless monitoring devices and patented non-destructive testing techniques. During his career, Mr. McCray has served in a number of management and executive roles, including CEO of Access/Google Fiber in 2017; CEO of Aero Communications Inc., which provides installation, services and support to the communications industry, from 2013 to 2016; CEO of Antenova, a developer of antennas and radio frequency modules for mobile devices, from 2003 to 2012; Chairman and CEO of Piping Hot Networks, which brought broadband fixed wireless access equipment to market, from 2001 to 2002; and Senior Vice President of customer operations at Lucent Technologies from 1996 to 2000, where he managed the Customer Technical Operations Group for Europe, the Middle East and Africa. Mr. McCray currently serves on the board of directors of FDH, FreeWave Technologies and DigitalBridge Group, Inc. (NYSE: DBRG), where he also serves as a member of the Compensation and Nominating & Corporate Governance Committees. Mr. McCray served as a director of CenturyLink, Inc. (NYSE: CTL), the third largest network operator in America, from January 2005 to February 2017, where he served as chairman of the Cyber Security & Risk Committee from 2015 to 2017. Mr. McCray holds a Bachelor of Science degree in Computer Engineering from Iowa State University and a Master of Science degree in Industrial & Systems Engineering from Purdue University. He has also completed executive business programs at the University of Illinois, Harvard, and INSEAD.

Mr. McCray has been a member of our Board since May 2017. Mr. McCray has been selected as a nominee for director because of his extensive experience as an executive and senior manager in the telecommunications and technology industries during the course of his career, as well as his experience as a director of publicly-held companies.

BALAN NAIR, age 55, has served as President and Chief Executive Officer of Liberty Latin America Ltd. (NASDAQ: LILA) since 2018. Liberty Latin America is an integrated telecommunications company, focused on the Caribbean Islands and Latin America. Mr. Nair is an experienced and proven business executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007, when he joined Liberty Global plc (NASDAQ: LBTYA) as its Senior Vice President and Chief Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer from 2007 to 2017. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture Investments. Mr. Nair was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Before joining Liberty Global, Mr. Nair served as Chief Technology Officer and Executive Vice President of AOL LLC, a global web services company. Prior to his role at AOL LLC, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair has a long history of working in the telephone, web world, and cable and media industries. He has served on the board of directors of Charter Communications, Inc. (NASDAQ: CHTR), a leading cable operator in the United States, since 2013, and on the board of Liberty Latin America since December 2017. He graduated from Iowa State University with a Bachelor of Science degree in Electrical Engineering and a Master of Business Administration degree. Mr. Nair holds a patent in systems development and is a Licensed Professional Engineer in Colorado.

Mr. Nair has been a member of our Board since February 2007. Mr. Nair has been selected as a nominee for director because he has extensive experience with the technologies that influence our industry and our markets and because he has management experience, particularly managing technical personnel, as well as his experience as a director of a publicly-held company.

JACQUELINE H. (JACKIE) RICE, age 49, has served as General Counsel and Corporate Secretary of MillerKnoll, Inc. (NASDAQ: MLKN), an office furniture, equipment and home furnishings company, since February 2019. Previously, she served as Principal of RH Associates, a global consulting firm providing legal, risk and compliance advisory services for clients across all industries and geographies, from January 2018 to January 2019. From 2014 to 2017, Ms. Rice served as Target Corporation’s (NYSE: TGT) Executive Vice President and Chief Risk and Compliance Officer with responsibility for enterprise and vendor risk, corporate security and corporate compliance and ethics. Prior to joining Target, she served as Chief Compliance Officer and legal counsel of General Motors (NYSE: GM) from 2013 to 2014 and Executive Director, Global Ethics and Compliance of General Motors from 2010 to 2013. Ms. Rice has served as the Corporate Secretary of the Herman Miller Cares Foundation since February 2019 and on the board of directors for West Coast Chamber since October 2021. Ms. Rice graduated from the University of Detroit Mercy School of Law, where she was editor-in-chief of the Law Review, and she obtained her undergraduate degree from James Madison College at Michigan State University.

Ms. Rice has been a member of our Board since August 2016. Ms. Rice has been selected as a nominee for director because of her legal background and her experience with governance, compliance, ethics and risk management for large, publicly-held corporations.

KATHRYN A. WALKER, age 62, has more than 30 years of experience in the communications industry. Since 2009, she has served as a managing director for OpenAir Equity Partners, a venture capital firm focusing on the wireless, communications and mobile Internet sectors. In addition, Ms. Walker is serving concurrently as Chief Technology Officer at Main Street Data, an agriculture data science company founded by OpenAir Equity Partners. Prior to joining OpenAir Equity Partners, Ms. Walker worked in a variety of roles at various subsidiaries of Sprint Corporation from 1985 to 2009, culminating in the position of Chief Information and Chief Network Officer at Sprint Nextel Corporation. She currently serves on the board of directors for SmartHome Ventures, on the Council of Trustees at South Dakota State University, and as the President of the Board of Trustees at Missouri University of Science and Technology. Ms. Walker is an National Association of Corporate Directors (“NACD”) Board Leadership Fellow. The NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence and leading boardroom practices, and Ms. Walker demonstrates a commitment to the highest standards of exemplary board leadership by earning NACD Fellowship – The Gold Standard Director Credential – year after year. Ms. Walker also was elected to the NACD Directorship 100 in 2021 in recognition of her corporate governance expertise.

Ms. Walker has been a member of our Board since May 2014. Ms. Walker has been selected as a nominee for director because she has extensive experience with the technologies that influence our industry and our markets. She also possesses governance expertise and management experience, particularly managing technical personnel.

Voting of Proxies

Unless otherwise instructed, the proxy holders will vote proxies held by them “For” the election of Thomas R. Stanton, H. Fenwick Huss, Gregory J. McCray, Balan Nair, Jacqueline H. Rice and Kathryn A. Walker as directors for a one-year term expiring at the 2023 Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Each of the nominees has consented to serve his or her term as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that the stockholders vote “For”

the election of the six nominees named above.

CORPORATE GOVERNANCE

Governance Highlights

Our Board of Directors is committed to having sound corporate governance principles. Such principles are essential to running our business efficiently and to maintaining our integrity in the marketplace. The “Corporate Governance” section of this Proxy Statement describes our governance framework, which includes the following features:

•   Majority voting in uncontested director elections

•   No classified Board

•   5 of 6 independent directors

•   Diverse Board that is 33% female, 50% ethnically diverse, and 83% female or ethnically diverse

•   Independent Lead Director of the Board

•   Directors required to submit resignations if they do not receive sufficient votes for re-election

•   Annual Board and committee evaluations, as well as director self-evaluations, with focus on tangible improvements

•   All directors attended 75% or more of Board and applicable committee meetings in 2021

•   Mature environmental management system that is ISO 14001 certified, as part of comprehensive sustainability program

•   No poison pill

•   Stock ownership guidelines and equity retention requirements for non-employee directors

•   Regular executive sessions of independent directors

•   No supermajority standards — stockholders may amend our bylaws and charter and approve mergers and business combinations by simple majority vote

•   Risk oversight by full Board and designated committees

•   Limitation on directorships of other publicly-traded companies

Composition of the Board

Our Board seeks to ensure that the Board, as a whole, is strong in its collective knowledge of, and has a diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the appropriate mix of skills, experience, backgrounds and diversity in relation to the needs of the Company for the current issues facing the Company.

Directors to be nominated by the Company for election at the annual stockholders’ meeting are approved by the Board upon recommendation by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers candidates for Board membership from recommendations by third-party executive search firms and candidates recommended by stockholders and by management, as well as recommendations from its committee members and other members of the Board. When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes.

Process for Stockholders to Recommend Director Nominees

As provided in its charter, the Nominating and Corporate Governance Committee will consider potential director candidates submitted by stockholders. To recommend a nominee, a stockholder should write to the Nominating and Corporate Governance Committee at ADTRAN, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery). Any recommendation must include:

•	the name and address of the nominee;

•

all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

a brief biographical description, including his or her occupation for at least the last ten years, and a statement of the qualifications of the nominee, taking into account the criteria set forth above; and

•	the nominee’s signed consent to be named in the proxy statement if nominated and to serve as a director if elected.

The Corporate Secretary will promptly forward these materials to the Chair of the Nominating and Corporate Governance Committee and the Chairman of the Board. The Nominating and Corporate Governance Committee may contact a recommended candidate to request additional information about the candidate’s independence, qualifications and other information that would assist the Committee in evaluating the candidate. The Charter of the Nominating and Corporate Governance Committee and the Company’s Corporate Governance Principles set forth factors that the Board and the Nominating and Corporate Governance Committee may consider in evaluating a director nominee, regardless of the recommending party.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors in person at a stockholders meeting. Section 3.4 of the Company’s Bylaws provides for procedures pursuant to which stockholders may nominate a candidate for election as a director of the Company. The chairperson of the meeting shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our Bylaws and, if the chairperson determines that a nomination is not in accordance with the procedures set forth in the Bylaws, to declare that the defective nomination will be disregarded. A copy of our Bylaws is available in the “Corporate Governance” section of our website at https://investors.adtran.com. Printed copies of the Bylaws may also be obtained at no charge by writing to the Corporate Secretary at ADTRAN, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806.

COVID-19 Response

In March 2020, the World Health Organization declared the novel coronavirus (COVID-19) outbreak a global pandemic, and throughout 2021 the Company’s management and Board continued to respond with purposeful steps to help keep our employees safe and our customers served. Our enterprise-wide Business Continuity Plan was initiated in early 2020 and a cross-functional team led by three members of senior management was created in order to respond to the pandemic. This management team continues to meet multiple times per week, effectively monitoring the status of the pandemic and ensuring appropriate actions are taken. They provide formal updates to the Board during the Board’s regular quarterly meetings, as well as during a number of special meetings at the start of the pandemic and through written status updates.

In response to the COVID-19 pandemic, we implemented significant changes that were determined to be in the best interest of our employees and the communities in which we operate. Immediate actions taken included restricting access to our key facilities globally and enabling approximately 70% of our workforce to move to an effective work-from-home environment. We introduced enhanced health and safety standards and appropriate facility controls and practices in compliance with local, state and federal recommendations and regulations in the U.S. and at our international locations. In areas where it is necessary to have critical, on-site personnel, such as at our manufacturing facilities, additional health and safety measures were implemented to provide the safest environment possible for these workers. These measures include, among other things, workplace health, hygiene, sanitization, social distancing guidance and alterations to our manufacturing operations in order to accommodate our COVID-19 safety plans. To date, we have not experienced any significant COVID-19 exposure incidents at our manufacturing facilities. We believe that implementing these measures to protect our employees and our families, which also allowed our production facilities to remain operational, contributed to our overall performance in 2021 and positioned us for future growth.

Board, Committee and Individual Director Evaluation Program

Pursuant to the Corporate Governance Principles, the Board and each of its committees conduct an annual evaluation of its performance, led by the Nominating and Corporate Governance Committee. The evaluation is intended to determine whether the Board and its committees are functioning effectively and fulfilling the requirements set forth in the Corporate Governance Principles or the committee’s charter, as applicable. Beginning in 2018, the evaluations also included self-evaluations pursuant to which the directors were asked to examine their own contributions to the Board or committee, as appropriate, and potential areas of improvement. The Nominating and Corporate Governance Committee formalized the following self-evaluation program, with the goal of placing additional emphasis on improvements to processes and effectiveness:

Board and Committee members complete self-evaluations: These questionnaires are completed individually in order to encourage honest feedback from the directors.

Group discussions: The Board or committee, as applicable, engages in a discussion of the completed questionnaires in order to assess performance in areas such as meeting efficiency, membership and structure, culture and operational effectiveness, and execution of roles and responsibilities.

Focus on outcomes: The Nominating and Corporate Governance Committee discusses the outcomes of the Board and committee evaluations, determines appropriate follow-up action items and assigns responsibility for such actions.

The Company used an independent third party to provide an annual evaluation designed to assure feedback and continuous improvement.

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that set forth the Company’s fundamental corporate governance principles and provide a flexible framework for the governance of the Company. The Corporate Governance Principles address, among other things, Board duties and responsibilities, management development and succession planning, Board membership and independence, Board meetings and Board committees, access to senior management and experts, director orientation and continuing education, and annual performance evaluations. The Nominating and Corporate Governance Committee regularly reviews and reassesses the adequacy of the Corporate Governance Principles and recommends any proposed changes to the Board, and the full Board approves such changes as it deems appropriate. A copy of our Corporate Governance Principles is available in the “Corporate Governance” section of our website at https://investors.adtran.com.

Director Independence

Listing standards of the Nasdaq Stock Market (“Nasdaq”) require that the Company have a majority of independent directors. Accordingly, because our Board currently has six members, Nasdaq requires that four or more of the directors be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board affirmatively determines that the director has no relationship with the Company that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.

The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with Nasdaq’s listing standards, we do not consider a director to be independent unless the Board determines that (i) no relationship exists that would preclude a finding of independence under Nasdaq’s listing standards and (ii) the director has no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. Members of the Audit, Compensation and Nominating and Corporate Governance Committees must also meet applicable independence tests of Nasdaq and the SEC.

The Board has reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. Following this review, the Board determined that all five of the non-employee directors (Dr. Huss, Mr. McCray, Mr. Nair, Ms. Rice and Ms. Walker) are independent. Additionally, the Board determined that each current member of the Audit, Compensation and Nominating and Corporate Governance Committees, as well as each director who served on any of the committees during 2021, also satisfies the independence tests referenced above.

Company Leadership Structure

The Board of Directors oversees the business and affairs of the Company and monitors the performance of its management. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of the Company and its stockholders. Although the Board is not involved in the Company’s day-to-day operations, the directors keep themselves informed about the Company through meetings of the Board, reports from management and discussions with the Company’s NEOs. Directors also communicate with the Company’s outside advisors, as necessary.

The Board does not have a policy as to whether the role of Chair of the Board and Chief Executive Officer should be separate or whether the Chair should be a management or a non-management director. The Corporate Governance Principles provide that whether to have the same person occupy the offices of Chair and Chief Executive Officer should be decided by the Board, from time to time, in its business judgment after considering relevant circumstances. If the Chair is also the Chief Executive Officer, or if the Board otherwise determines that it is appropriate, the Board will also elect an independent lead director (as described below). Thomas R. Stanton has held the roles of Chairman and the Company’s Chief Executive Officer since 2007. The Board believes that this leadership structure promotes strategy development and execution, and facilitates information flow between management and the Board.

The Board determined that it was in the best interests of the Company and its stockholders to elect an independent director to serve in a lead capacity (the “Lead Director”) to perform the duties and responsibilities set forth in the Corporate Governance Principles and as determined by the Board. The Board elected H. Fenwick Huss as the Lead Director in May 2015. Dr. Huss presides over the regular executive sessions of the independent directors, serves as a liaison between the independent directors and the Chairman, and presides over the Board’s annual evaluation of the Chief Executive Officer, among other duties. We believe this structure facilitates the development of a productive relationship between the independent directors and the Chairman and ensures effective communication between the Board and management.

Board Structure and Committees

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board may from time to time form other committees as circumstances warrant. Such committees will have the authority and responsibility as delegated by the Board. Only members of the Board can be members of a committee, and each committee is required to report its actions to the full Board.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operates under a written charter adopted by the Board, which are available in the “Corporate Governance” section of our website at https://investors.adtran.com. The Nominating and Corporate Governance Committee is responsible for evaluating the membership of the committees and making recommendations to the Board regarding the same, which it does annually following a review of the Board’s current competencies. This periodic review of each director’s specific skills and experience allows the Nominating and Corporate Governance Committee to ensure that the committees are organized for optimal effectiveness.

The Board met 14 times in 2021. None of the incumbent directors attended less than 75% of the aggregate of (a) the total number of meetings held in 2021 of the Board while he or she was a director and (b) the total number of meetings held in 2021 of all committees of the Board on which he or she served. Absent extenuating circumstances, directors are expected to participate in annual meetings of the Company’s stockholders, and all of our directors attended the 2021 Annual Meeting of Stockholders.

The following table sets forth the current membership and the roles and responsibilities of each committee of the Board, as well as the number of meetings that each committee held during 2021:

Audit Committee	Current Members

ROLES AND RESPONSIBILITIES:	H. Fenwick Huss (Chair) Gregory J. McCray Jacqueline H. Rice Number of Meetings in 2021: 9

•   Review financial reports and other financial information provided by us to the public or any governmental body

•   Review the qualifications, performance and independence of our independent registered public accounting firm

•   Discuss the financial statements and other financial information with management and the independent auditors and review the integrity of the Company’s internal and external financial reporting process

•   Review with management various reports regarding the Company’s system of internal controls and consult with the independent auditors regarding internal controls and the accuracy of the Company’s financial statements

•   Assist the Board in fulfilling its oversight responsibilities with respect to the Company’s compliance with legal and regulatory requirements and review the Company’s risk assessment and risk management policies

•   Monitor compliance with the Company’s Code of Conduct and review and approve all requests for waivers of the Code of Conduct

•   Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters

•   Review the activities, organizational structure and qualifications of the internal audit department

•   Review, oversee and approve all related party transactions (as required to be disclosed pursuant to Item 404 of SEC Regulation S-K) in accordance with the Company’s Code of Conduct and its other policies and procedures

INDEPENDENCE:

All members of the Audit Committee qualify as independent under applicable Nasdaq listing standards and satisfy the heightened independence standards under SEC rules. Furthermore, in accordance with SEC rules, the Board has determined that Dr. Huss qualifies as an “audit committee financial expert” as defined by the applicable SEC rules.

Compensation Committee	Current Members

ROLES AND RESPONSIBILITIES:	Kathryn A. Walker (Chair) H. Fenwick Huss Gregory J. McCray Balan Nair Number of Meetings in 2021: 4

•   Administer, review and make recommendations to the Board regarding the Company’s incentive compensation, equity-based and deferred compensation plans

•   Review the Company’s incentive compensation arrangements to consider whether they encourage excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk

•   Review and approve the compensation of the Chief Executive Officer and all executive officers, including the annual performance goals and objectives relevant to their compensation, and oversee succession planning for executive positions

•   Review and make recommendations to the Board regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the Chief Executive Officer and other executive officers

•   Review and approve all director compensation and benefits for service on the Board and Board committees and recommend any changes to the Board as necessary

•   Exercise general oversight of the Company’s benefit plans

INDEPENDENCE:
All members of the Compensation Committee qualify as independent under applicable Nasdaq listing standards and satisfy the heightened independence standards under SEC rules.

Nominating and Corporate Governance Committee	Current Members

ROLES AND RESPONSIBILITIES:	Jacqueline H. Rice (Chair) H. Fenwick Huss Kathryn A. Walker Number of Meetings in 2021: 4

•   Establish criteria for selecting new Board members and for the basic structure and membership of the Board

•   Consider director nominees submitted by stockholders in accordance with procedures adopted by the Committee and as described in the Company’s proxy statement

•   Make recommendations to the Board regarding director nominees for the next annual meeting of stockholders, directors to serve on various committees of the Board and a chairperson of each committee

•   Review the Corporate Governance Principles and Code of Business Conduct and Ethics at least once a year and recommend any changes to the Board and review the Company’s organizational documents at least once every two years

•   Monitor and evaluate the independence of directors and make recommendations to the Board regarding the same.

•   Annually administer the performance evaluations of the Board and Board committees

•   Oversee the Company’s corporate governance practices and procedures and consult with management and the Board on matters of corporate culture and values

INDEPENDENCE:

All members of the Nominating and Corporate Governance Committee qualify as independent under applicable Nasdaq listing standards.

Risk Management and Cybersecurity Oversight

Enterprise Risk Management

Our management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for overseeing management’s identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their areas of focus. The Audit Committee is responsible for coordinating the Board’s oversight of the Company’s risk management program, including the process by which management assesses, prioritizes and manages the Company’s material risks. The Audit Committee also oversees the major financial, data security and enterprise risks facing the Company. The Compensation Committee considers risk issues when establishing and administering our compensation program for executive officers and other key personnel. The Nominating and Corporate Governance Committee oversees matters relating to the composition and organization of the Board and advises the Board on how its effectiveness can be improved by changes in its composition and organization. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board or committee.

Given social trends and global initiatives to both monitor and reduce a company’s impact on the environment and to ensure workplace health and safety, the Board of Directors is fully committed to a policy of compliance with all such applicable rules and regulations. To that end, the Board will periodically assess the need for the establishment of other Board-level committees. The Company believes it has a successful track record of maintaining compliance with the various global environmental, health and safety standards and initiatives that are applicable to our business segments.

Cybersecurity Oversight

Cybersecurity is a critical part of the Company’s risk management. To more effectively address cybersecurity threats, the Company leverages a multi-layered approach, led by a Chief Information Officer / Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. Both the Board and the Audit Committee each receive regular updates from senior management, including the CISO and cybersecurity experts, in areas such as threat intelligence, major cyber risk areas, emerging global policies and regulations, cybersecurity technologies and best practices, and cybersecurity incidents. Highlights of the Company’s cybersecurity efforts and achievements are as follows:

•	No security breaches in the past 3 years

•	Internal cybersecurity policies in the areas of Internet / Cloud Protection, Boundary Protection, Intranet Protection, and Information Protection

•	Business Continuity Plan composed of primary Disaster Recovery Plan with several information technology-specific plans for the various IT environments

•	24/7 Security Operations Center monitoring of firewalls and critical applications

•	Plans are fully exercised on a biennial basis with a tabletop exercise during off years

•	BitSight Security Rating, which measures a company’s relative security effectiveness, increased from an initial score of 490 in January 2019 to 740 in late 2021

•	Continuous ransomware / phishing testing and training, as well as DNS Security refresh to protect against ransomware and modern malware, and annual general cybersecurity training for all employees

•	Cryptospike installed to protect ADTRAN core data with validation reporting

•	Global firewall refresh and expansion of functionality

•	Implementation of network access management solution, ForeScout, leverage reporting and analytics to improve visibility of ADTRAN assets

•	Third-party assessment of R&D environment

Corporate Social Responsibility and Sustainability

As we follow our vision to “enable a fully connected world,” corporate social responsibility (CSR, as well as environmental, social and governance (ESG) matters, are important to us. As more people are connected, work and life can be accomplished using fewer resources. On the journey to our vision, we must continue to be a responsible corporate citizen of the world. We have established ESG and sustainability programs and policies that encompass the elements of Environmental, Health & Safety, Ethics, Labor, and Management Systems in alignment with the ISO 26000 Guidelines. We are committed to operating in full compliance with the laws, rules and regulations of all the countries in which we operate. ADTRAN recognizes the Responsible Business Alliance (RBA) Code of Conduct (the “Code”) and actively pursues conformance to it and its standards in accordance with our management systems. ADTRAN further recognizes the Code as a total supply chain initiative.

In October 2021, we formed a Sustainability Working Group Committee comprised of members of senior management in the areas of engineering, sales, research and development, strategic planning, software and solutions quality, corporate compliance, and supplier quality engineering and environmental, among others. This working group meets monthly in order to establish our sustainability strategy and monitor progress toward these goals. Additionally, the Board has been formally tasked with overseeing management’s efforts related to the long-term sustainable growth of the Company, including considering the social and environmental goals of the Company. Highlights of our current practices in these areas are described below.

Corporate Social Responsibility and Sustainability Highlights

Products and Services

•   Design products to meet the applicable energy efficiency requirements published by the Alliance for Telecommunications Industry Solutions (ATIS) or the European Telecommunications Standards Institute (ETSI)

•   The ADTRAN Management System (AMS) manages the Company’s facilities, products and services, and focuses on continuous improvement. The AMS is designed to meet and exceed all of the requirements of ISO 9001:2015, ISO 14001:2015, ISO 27001:2013, and TL 9000:2016 HS.

•   Maintain a current TL 9000 registration profile within the QuEST Forum’s Registration Management System (RMS) and certifications for ISO 9001:2015, ISO 14001:2015, ISO 27001:2013, and TL 9000:2016 HS

• Pursue conformance to the Responsible Business Alliance Code of Conduct, which the Company recognizes as a total supply chain initiative

• Provide products that are compliant with the Restriction of Hazardous Substances (RoHS) initiative, which the Company has done since the inception of RoHS in 2006

• Adhere to regulatory requirements for sustainability initiatives in the various markets we serve, including the U.S., China and Europe

•   Identify and control the chemicals used in the Company’s products and/or packaging using the ADTRAN Black and Grey list, which specifies substances which the Company has banned, restricted or targeted for reduction

• Design International products to meet the power limit requirements of the Code of Conducts for Broadband Communication Equipment published by the EU Joint Research Centre

Supply Chain Responsibility

•   Promote fundamental human rights as a key ethical principle by implementing Company-wide policies that apply to partners and suppliers and support the UN’s Universal Declaration of Human Rights and the International Labour Organization Declaration on Fundamental Principles and Rights at Work

•   Require suppliers to comply with the Company’s Supplier Code of Conduct, which establishes minimum standards that must be met by all manufacturers, distributors, vendors and other suppliers regarding their treatment of workers, workplace safety and ethical business practices

• Require suppliers to act consistently with the Company’s Human Rights Policy and adhere to the Company’s Global Anti-Corruption and Anti-Bribery Policy

•   Measure and manage the Company’s environmental impact using the Carbon Disclosure Project (CDP) reporting platform since 2016, and continue to widen the scope of disclosure and permanently improve performance

• Received a Supplier Engagement Rating in 2021 of “C” by the CDP, which is in the “Awareness” band and signifies knowledge of impacts of supplier engagement:

• This score is in line with the Global average of “C” and the Electrical & electronic equipment sector average of “C” and is above the North America average of “D.”

• Apply various workmanship standards and quality program requirements to the Company’s product and service suppliers and other partners

• Require suppliers to submit certain documents in order to show compliance with environmental and product standards and conflict mineral rules

• Launched supplier surveys to better understand our carbon footprint, monitor initiatives of our key supply chain partners and establish comprehensive supplier standards
Environment and Energy Conservation

•   Established the Sustainability Working Group Committee in 2021 in order to focus management on strategies to improve the Company’s energy conservation and emissions footprint

•   Diverted 100% of our solid waste from the landfill by recycling 71% and sending the other 29% to Covanta steam plant for waste-to-steam production

•   Decreased annual electricity consumption by 1.7% from 2020 to 2021. This is the equivalent of removing 50.5 homes from the energy grid for one year.

•   Decreased annual domestic water consumption by 1.8% from 2020 to 2021

•   Decreased our Energy Utilization Index (EUI), which is the standard benchmark for buildings, by 1.7% from 2020 to 2021. Our EUI is now 75, reduced by 44% since 2005 when our initial EUI was 134. Our goal is now to reduce our EUI to 65 by 2030.

•   Pursue the core goals of our Energy Management Strategy: (i) reduce operating expenses and promote sustainability by reducing energy consumption and improving energy efficiency and (ii) leverage end-of-useful-life cycle and technology obsolescence by utilizing a 5-year capital expenditure plan to prioritize projects

•   Utilize water-based, non-hazardous flux on all manufacturing lines in order to effectively eliminate air emission concerns and utilize Impel filtering system hoods to exhaust all manufacturing equipment

•   Maintained our comprehensive recycling program for corrugated cardboard, paper, batteries, ink cartridges, metal and plastic that resulted in the diversion of 353 tons of waste that was either recycled or incinerated to provide energy

•   Won 2021 Association of Energy Engineers Region II Energy Manager of The Year for energy conservation projects at ADTRAN

•   Won an “Honorable Mention” American Society of Heating, Refrigerating and Air-Conditioning Engineers (ASHRAE) Technology Award in the Commercial Buildings - EBCx Category for the ADTRAN East Tower project in Huntsville, AL

•   Received the First Place 2019 ASHRAE Region VII Regional Technology Award for the East Tower Chiller Plant Optimization project

Employees and Our Communities

•   Established an employee-driven Diversity, Equity & Inclusion (“DE&I”) Task Force that works to enhance our inclusive and diverse culture. The Company encourages an environment where individuality is embraced regardless of age, gender, identity, race, sexual orientation, physical or mental ability, ethnicity or perspective and where each employee is accepted and respected and can, therefore, bring their most authentic self to work.

•   Maintained a safe workplace in 2021, as evidenced by OSHA’s Summary of Work-Related Injuries and Illnesses, which shows three cases with days away from work and three cases with job transfer or restriction across 1,053 employees

•   Comply with U.S. federal and state laws and regulations that serve to protect human rights, including, but not limited to, the Civil Rights Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Labor-Management Relations Act; the Alien Tort Claims Act; and other laws as administered by the Equal Employment Opportunity Commission

•   Voluntarily strive to meet the human rights principles outlined in the UN’s Universal Declaration of Human Rights; the International Labour Organization’s fundamental Conventions; the UN’s Guiding Principles on Business and Human Rights; and the OECD Guidelines for Multinational Enterprises

•   Pursue conformance with the Responsible Business Alliance Code of Conduct and the guidance established by ISO 26000:2010

•   Invest in our communities by hiring local people, creating innovative products that cater to community needs, using natural resources responsibly and supporting community initiatives

•   Monitor employee engagement through employee satisfaction surveys and ongoing analysis and tracking

• Team ADTRAN hosted various fundraisers and donation drives to support non-profit organizations and schools in our communities, and anyone can submit requests at www.adtran.com/AskTeamADTRAN.

• Encourage and sponsor paid time off as a benefit to all full-time employees so that each employee can volunteer and support their chosen non-profit organizations

• Encourage employees to increase their knowledge by providing over 18,000 training hours in 2021 through our Learning Network, on-campus events and required training

•   Encourage employees to help fellow employees and the community through a payroll deduction gift to the ADTRAN Charitable Foundation, a 501(c)(3) organization originally established following the 2011 tornadoes that devastated Huntsville and the surrounding communities

Equity Ownership Requirement for Non-Employee Directors

The Company has always encouraged directors to have a financial stake in the Company, and the directors have generally owned shares of our common stock, but until 2020 the Company did not have a formal policy providing for a specified level of share ownership for individual directors. In March 2020, however, the Board of Directors adopted formal stock ownership guidelines for non-employee directors effective January 1, 2020. The Outside Director Stock Ownership Guidelines require each director to hold shares of the Company’s common stock with a value equal to at least three times the director’s regular annual cash retainer. Directors have until the later of January 1, 2025 and five years from the date of such director’s election to meet the ownership requirement.

The minimum number of shares to be held by a director will be calculated during the first calendar quarter of each fiscal year based on the director’s annual cash retainer in effect as of December 31st of the preceding year. The value of shares held by a director will be deemed to be the greater of (i) fair market value on the last trading day of the immediately preceding calendar year and (ii) fair market value on the date of acquisition of each share held. Any subsequent change in the value of the shares will not affect the amount of stock directors should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned outright by the director or his or her immediate family members residing in the same household; (ii) shares held in trust or custody for the benefit of the director or one or more members of his or her family; and (iii) shares (or units representing shares) held in a deferred compensation account under the Equity Deferral Program for Directors or other similar deferral plans. Unvested equity awards do not count towards satisfaction of the ownership requirement, but directors receive 30% credit for vested but unexercised in-the-money stock options. If the number of shares that a director should own is increased as a result of an increase in the amount of such director’s annual retainer, the director will have five years from the effective date of the increase to attain the increased level of ownership.

Directors must refrain from selling or transferring shares of the Company’s common stock until they have first satisfied the stock ownership requirement. Once a director has met the stock ownership requirement, if there is a subsequent decline in the Company’s stock price that causes the director’s ownership level to fall below the guideline, the director is not required to purchase additional shares but is generally required to refrain from selling or transferring shares until the guideline is again satisfied. The Outside Director Stock Ownership Guidelines are available in the “Corporate Governance” section of our website at https://investors.adtran.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: ADTRAN, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806. The communication should clearly indicate whether it is intended for the Board, the non-management directors or a specific director. Our Corporate Secretary will review all communications and will, on a periodic basis, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or that relate to matters that are clearly improper or irrelevant to the functioning of the Board.

The Board has also established a process for stockholders to communicate concerns to members of the Board on a confidential basis. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, as well as any issues arising under our Code of Conduct and Ethics or other matters that you wish to communicate to our Audit Committee or Board of Directors, you can reach the Board through our Corporate Governance Hotline online at https://www.redflagreporting.com/ADTRAN (Client Code: ADTRAN) or via phone to Red Flag Reporting at 1.888.723.8726 (1.888.7ADTRAN). Information about the Corporate Governance Hotline can be found in the “Corporate Governance” section of our website at https://investors.adtran.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our 2021 executive compensation program and the compensation paid by us to the following named executive officers (or “NEOs”): Thomas R. Stanton, Chief Executive Officer (“CEO”), Michael K. Foliano, Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary, James D. Wilson, Jr., Chief Revenue Officer, Ronald D. Centis, Senior Vice President of Operations, and Raymond Harris, Chief Information Officer.

Compensation Philosophy

The guiding principles of our executive compensation program are to:

•	link pay to performance objectives that tie directly to business strategy and results;

•	align the incentive compensation program with the Company’s financial results and long-term stockholder returns;

•	increase the percentage of performance-based compensation at higher seniority levels in order to drive leadership accountability and results;

•	attract, retain and reward top talent;

•	and provide balance to project against risks.

We design our executive compensation packages in a manner that incorporates these principles. We also evaluate the compensation packages to ensure they will help us encourage executive management to deliver strong performance results in the compensation year under consideration and motivate management to realize our strategic initiatives within the immediate, near and long-term time frames our directors and management have developed. Additionally, we consider various market performance metrics in order to put the executive compensation program in context, including the performance of the Company in prior periods, the performance of the industry and our competitors in those periods, and total stockholder return (“TSR”), particularly as relative to our peer companies over those periods.

We also maintain a positive working environment that provides intangible benefits to our executives and encourages longevity. Combining compensation with a desirable working environment allows us to maintain a compensation program that generally provides overall compensation to our executive officers that is approximately at the median when compared to companies with which we compete for talent.

We consider the feedback that we receive from stockholders regarding our compensation packages, principles and process, including the results of the annual vote on the compensation of our NEOs (often referred to as the “say-on-pay” vote). Although the “say-on-pay” vote is advisory and non-binding, the Compensation Committee considers the outcome of the vote as part of its executive compensation planning process. At the 2020 Annual Meeting of Stockholders, 98.29% of the votes cast on the “say-on-pay” proposal voted to approve the Company’s compensation of our NEOs. Since 2011, all of the Company’s “say-on-pay” votes have been favorable, by percentages ranging from 96.28% to 99.49%. We believe that this high level of stockholder support indicates that stockholders believe the compensation program should continue to emphasize the performance, alignment and retention objectives established by the Compensation Committee and described herein.

Compensation in Context: Discussion of 2021 Financial Results and Operating Activities

Aligning executive compensation with stockholder interests is a primary consideration in determining our executive compensation program. Accordingly, we believe that Company performance and stockholder returns are important factors to consider when making executive compensation decisions. We use TSR, measured over rolling three-year periods relative to a broad-based industry peer group, as the measure for our performance-based equity compensation. Additionally, we believe that motivating executives to achieve certain performance targets used in our annual incentive compensation programs leads to positive stockholder returns. Below are some of the Company’s key financial and operating performance accomplishments during 2021:

Business Results:

•	Significant growth in our strategic platforms, including our fiber access platforms, residential mesh Wi-Fi platforms and SaaS platforms

•	Record revenue in fiber access platforms, up 43% year over year

•	Record revenue in mesh Wi-Fi platforms, up 27% year over year, with a substantially higher backlog going into 2022 for this growth segment.

•	Record growth in SaaS customers, up 48% year over year

•	Record year in total bookings, up more than 40% year over year

•

Added 116 10G PON customers in 2021 and shipped more 10G PON aggregation ports to North America and EMEA than the next two closest U.S.-based competitors combined as of the latest Q3 2021 market share reports from Dell’Oro and Omdia

•	Successfully scaled our Tier 1 fiber business, highlighted by the international Tier 1 operators being up 76% year over year in revenue for Q4 2021 compared to Q4 2020

•	Continued rapid growth in the Tier 2 and Tier 3 customer segments, which increased by 26% year over year

•	Continued our growth in Tier 1 customer acquisition with the addition of 3 more Tier 1 EMEA fiber access customers in 2021, bringing the total to 5 as of the end of 2021

•	Began volume deployments of our open, disaggregated fiber access platforms and residential mesh Wi-Fi 6 platforms in 2021 while also launching our Mosaic One SaaS platform

Financial Results:

•	We experienced record bookings and demand from more diversified customers

•	Revenues increased by $56.5 million, or 11.2%, year over year

Returns to Stockholders:

•	The Company’s stock price increased by 54.6% from December 31, 2020 to December 31, 2021

•	Our market capitalization increased by $408 million, or 57.2%, during 2021

•	Total shareholder return, including dividends paid, increased by 57% during 2021

All of this was accomplished while adapting to the ongoing global pandemic and historic supply chain constraints. Despite these challenges, we continue to see increasing investment from both public and private sectors in fiber-based broadband connectivity in our primary growth markets in the U.S. and Europe. The growth in fiber broadband is further increasing the demand for cloud-managed mesh Wi-Fi solutions and software solutions to improve in-home wireless connectivity while streamlining network operations. Our record backlog in these growth segments along with recent product enhancements in each of these areas has us positioned to further capitalize on this generationally-significant investment cycle in fiber access.

Overview of Executive Compensation Program

Our executive compensation packages are comprised of base salary and incentive opportunities, which can be annual or long-term and paid in cash or equity. We use a mix of these incentives to align management’s interests with those of our stockholders. In designing incentive compensation packages, we use performance measures related to the Company’s financial goals, as well as the Company’s TSR, all with the goal of increasing stockholder return. We also individualize certain performance measures for individual executives.

Specific considerations in the Compensation Committee’s process in setting 2021 executive compensation included the following:

•	The present stage of the Company in executing the initiatives for growth in its strategic plan, in both domestic and international markets;

•	Expectations for growth in those several initiatives;

•	The current status of the products and services necessary to accomplish those initiatives;

•	The present position of the Company’s financial performance compared to its competitors and to the Company’s desired position; and

•	Data available to the Compensation Committee about executive compensation packages at the Company’s industry peers and competitors.

Compensation of our NEOs for 2021 was comprised of the following elements:

	Compensation Element	Type	Description	Linkage to Shareholder Value	2021 Specifications
Fixed	Base Salary	Cash	• Short-term fixed compensation, payable in cash • Reviewed annually and adjusted as appropriate	• Required to attract and retain talented personnel • Predicated on responsibility, skills and experience	In January 2021, the Compensation Committee approved increases of up to 5% in base salaries for the NEOs.
Performance- Based	Annual Cash Incentives	Cash

•   Short-term variable compensation, payable in cash

•   Based on performance against annual financial and strategic objectives

•   One-time bonuses designed to reward key contributors for exceptional performance

• Incentive targets tied to key annual Company performance measures • Drives management to achieve corporate and, in some instances, individual goals • Rewards contributions to the Company

•   2021 awards were based on a combination of corporate and individual goals for certain NEOs.

•   Mr. Wilson was eligible to earn a sales incentive payment.

•   One-time bonuses were granted to certain executives based on significant strategic and operational improvements.

	Market-Based Performance Stock Units	Equity	Long-term three-year cliff vesting award with payout based on relative performance compared to peer group	• Performance based on TSR ranking compared to peers • Drives management to out-perform our market segment	2021 awards are eligible to be earned based on TSR performance compared to the Nasdaq Telecommunications Index.
	Performance-Based Performance Stock Units	Equity	Long-term equity award with payout based on achievement of the Company’s 3-year strategic plan objectives	• Incentive targets tied to EBIT profitability objectives in the 3-year strategic plan • Drives management to achieve the longer-term plan	2021 Long-Term Financial Plan awards are based on performance measured against the 3-year strategic plan for EBIT growth.

Retention Equity	Time-Based Restricted Stock Units	Equity	Annual grant vesting over 4 years with granted amounts based on performance and retention goals	• Value realized directly aligned with share price performance • Drives ownership mentality	2021 time-based awards vest over a four-year period, subject to continued service to the Company.

Role of the Compensation Committee and Management

Under our Compensation Committee’s Charter, the Compensation Committee has the power and duty to discharge our Board’s responsibilities related to compensation of our executive officers, within guidelines established by the Board. The Compensation Committee reviews and approves compensation, including base salary, annual incentive awards and equity awards, for the Chief Executive Officer and our other executive officers. The Compensation Committee also makes recommendations to the Board regarding our incentive compensation plans and equity plans and approves equity grants. The Committee has the authority to review and approve annual performance goals and objectives for our Chief Executive Officer and to set his compensation based on an evaluation of his performance conducted by the Board under the direction of the Lead Director. The Committee is also responsible for reviewing and approving executive officers’ compensation and establishing performance goals related to their compensation.

At the beginning of each calendar year, our Compensation Committee reviews the results of the Variable Incentive Compensation Plan (the “VICC”) programs from the prior year and approves any payouts thereunder, establishes the performance goals for the current year, considers and establishes any other incentive compensation programs and the goals of such programs, as well as the standards for measuring achievement of those goals, approves any increases in executive salaries or other compensation, and recommends plan changes, if any, for submission to our stockholders at the annual meeting. Mid-year, the Compensation Committee generally reviews our compensation programs and makes recommendations to the Board regarding outside director compensation and, as necessary throughout the year, approves any equity awards and/or compensation for newly hired or promoted executives. Our Compensation Committee generally meets in the latter part of each calendar year to determine and approve annual equity awards.

In fulfilling its fiduciary duties pertaining to the Company’s employee retirement benefit plans, our Compensation Committee considers the information and advice it receives from a committee of Company personnel it established, chaired by the Chief Financial Officer, which reviews and monitors the performance of retirement plan investments and assets, the performance and fees of the Company’s retirement plan custodians and administrators, and the recommendations of third-party registered fiduciary advisors of our benefits plans, a process which includes periodic meetings with these third parties.

Our Chief Executive Officer works closely with the Compensation Committee to maintain an open dialogue regarding the Compensation Committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the Compensation Committee regularly on results and various compensation issues. Our Chief Executive Officer also provides the Committee, and in particular, the Committee Chair, with recommendations regarding compensation for our executive officers other than himself. The Compensation Committee has delegated to the Chief Executive Officer the authority to approve the base salaries and incentive compensation of non-executive employees, as well as grants of restricted stock units (“RSUs”) and performance stock units (“PSUs”) to such individuals, subject to pre-approved limits and terms and conditions. In part because the Chief Executive Officer works closely with the Committee throughout the year, the Committee is in a position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Compensation Market Evaluation

Our Compensation Committee has the authority to retain and terminate any outside advisors, such as compensation consultants. Beginning in 2016, the Committee has engaged Willis Towers Watson, an independent compensation consultant, at various times to provide information and analysis of our executive compensation in the context of the telecom industry and our peer companies in the industry and to present this information with possible modifications to our compensation of executives and directors for the Committee’s consideration. The Committee has worked with Willis Towers Watson to develop a peer group of companies that is representative of the marketplace within which the Company competes in terms of products, services and executive and managerial talent. In connection with determining the 2021 compensation arrangements of our NEOs, the Committee used a peer group composed of the companies listed below:

• Acacia Communications, Inc.	• Harmonic Inc.

• Bel Fuse Inc.	• Infinera Corporation

• Calix, Inc.	• InterDigital, Inc.

• Casa Systems, Inc.	• NETGEAR, Inc.

• Comtech Telecommunications Corp.	• NetScout Systems, Inc.

• DASAN Zhone Solutions	• Ribbon Communications Inc.

• Extreme Networks, Inc.	• Viavi Solutions, Inc.

The Compensation Committee believes comparison to these companies is appropriate, given the limited number of comparable companies and direct competition with these peers for executive talent. The Compensation Committee also references various peer, industry and market compensation data when evaluating the appropriateness of the Company’s compensation program, including the compensation arrangements of our NEOs.

The Compensation Committee reviews the types of services provided by Willis Towers Watson and all fees paid for those services on a regular basis. Neither Willis Towers Watson nor any of its affiliates provided additional services to the Company or any of its affiliates in 2021, other than the advice provided by Willis Towers Watson to the Compensation Committee on director compensation and the advice provided to the Company on pension plan management, company insurance and employee health insurance. As required by rules adopted by the SEC under the Dodd-Frank Act, the Compensation Committee assessed all relevant factors and determined that the work of Willis Towers Watson did not raise any conflict of interest in 2021. In making this determination, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

Individual Considerations

Our Compensation Committee also focuses on establishing and maintaining a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another. Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation. Instead, we believe that a successful compensation program requires the application of judgment and subjective determinations based on the consideration of a number of factors. These factors include the following:

•	the scope and strategic impact of the executive officer’s responsibilities, including the importance of the job function to our business;

•	our past financial performance and future expectations;

•	the performance and experience of each individual;

•	past salary levels of each individual and of the officers as a group;

•	each individual’s unique capabilities and/or skill set;

•	the need to provide motivation to officers that is in alignment with stockholder interests, both short and long-term; and

•	for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer.

The Compensation Committee does not assign relative weights or rankings to these factors. Our allocation of compensation between cash and equity awards, our two principal forms of compensation, is based upon our historical practice and our evaluation of the cost of equity awards, as discussed in more detail below. An important part of this evaluation is the Committee’s consideration of the goals of the several initiatives undertaken in the execution of the Company’s business plan and each executive’s past and expected future contributions toward those goals at the time of setting executive compensation packages.

Risk Assessment

The Compensation Committee has evaluated the Company’s compensation program, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to incent risks which are “reasonably likely to have a material adverse effect” on the Company. As a result of this process, the Compensation Committee concluded and informed the Board of Directors that any risks arising from these programs, plans and practices are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee has attempted to establish compensation programs that value current goals along with long-term growth. While the use of annual cash incentive opportunities creates the potential for short-term risk-taking, the Committee believes that this risk is more than offset by the fact that an annual cash incentive is only one of three primary elements of the overall compensation program. Additionally, the Committee has the ability to utilize discretion to reduce the amount of an annual cash incentive award if an executive officer takes unnecessary risks. The Committee has concluded that the two other primary elements of our total compensation program – base salaries and long-term equity awards – are either risk neutral or help lower risk. Annual salaries are based on a number of factors, including the individual’s position and responsibility within our Company and performance in that position. The longer-term evaluation incentivizes executives to focus on improving the Company and its operations rather than taking risks for short-term gain. Our equity incentive awards vest or are earned over several years, so executives are incentivized to focus on and achieve longer-term performance goals instead of short-term gain.

Elements of 2021 Executive Compensation

Our executive compensation program consists of base salary; annual cash incentives, including an annual VICC program, a sales incentive arrangement for our Chief Revenue Officer, and one-time performance bonuses for certain executives; and long-term equity incentives in the form of time-based and performance-based equity. In 2021, the Compensation Committee granted 50% of the regular long-term equity awards in the form of time-based RSUs that vest ratably over four years and 50% in the form of market-based PSUs that the NEOs are eligible to earn based on Company performance over a three-year performance period. The Compensation Committee also granted additional performance-based PSUs to the NEOs that are eligible to be earned based on a financial performance measure in each year of a three-year performance period. Our NEOs also are eligible to participate in the Company’s Deferred Compensation Plan and in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life and disability insurance programs and our 401(k) plan.

Base Salary

Base salaries are integral to any competitive employment arrangement. At the beginning of each fiscal year, the Compensation Committee establishes an annual base salary for our executive officers based on recommendations made by our Chief Executive Officer with respect to the salaries of our other executives. Consistent with our compensation objectives and philosophy described above, the Compensation Committee sets base salary compensation, and adjusts it when warranted, based on the Company’s financial performance, the individual’s position and responsibility within our Company and performance in that position, the importance of the executive’s position to our business, and the compensation of other executive officers of the Company with comparable qualifications, experience and responsibilities. The Committee also generally takes into account the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies with which we compete for executive talent.

At a meeting of the Compensation Committee held on January 15, 2021, the Compensation Committee reviewed the base salaries of our executive officers, taking into account the considerations described above. The Committee approved the following base salaries for the NEOs:

Named Executive Officer	2020 Base Salary	Percentage Increase	2021 Base Salary
Thomas R. Stanton	$676,179	5.0%	$709,988
Michael K. Foliano	$362,923	5.0%	$381,069
James D. Wilson, Jr.	$350,818	2.8%	$360,641
Ronald D. Centis	$322,875	2.5%	$330,947
Raymond Harris	$287,000	2.8%	$295,036

Annual Cash Incentives

2021 VICC Programs

We provide our executive officers, including our NEOs, with the opportunity to earn annual incentive compensation under our VICC programs, which are established each year pursuant to the ADTRAN, Inc. Variable Incentive Compensation Plan. The VICC programs are designed to motivate and reward executives for their contribution to the Company’s performance during the fiscal year. A significant portion of the total cash compensation that our executive officers are eligible to receive each year is paid through these programs, and thus is dependent upon corporate and, in some instances, individual performance. Within 90 days of the beginning of each fiscal year, the Compensation Committee determines the individuals eligible to receive annual incentive compensation and establishes the terms and conditions of the VICC programs.

On January 15, 2021, the Compensation Committee established the VICC programs for 2021 pursuant to the ADTRAN, Inc. Variable Incentive Compensation Plan. The Committee chose to base the VICC programs for 2021 on two measures of the Company’s financial and operating performance in 2021 (collectively, the “Company Performance Measures”): the Company’s “Adjusted EBIT” (defined as the Company’s earnings before interest and tax, determined based on the Company’s audited financial results, and adjusted to remove any restructuring expenses; acquisition-related expenses and amortization of intangibles; stock-based compensation expense; the non-cash change in fair value of equity investments held in the Deferred Compensation Plan; and any other non-GAAP exclusions approved by the Compensation Committee) and the Company’s revenue. The Compensation Committee chose to continue to utilize the Company Performance Measures in the 2021 VICC programs because we consider these measures to be the most appropriate drivers of stockholder value.

Each NEO was granted a target VICC amount (in dollars and as a percentage of base salary), with the actual incentive earned to be based on the two Company Performance Measures and the achievement of personal goals, as applicable and described below. In determining the target VICC amount for each NEO, the Compensation Committee considered, among other things, the executive’s responsibilities and opportunity to influence the achievement of the Company Performance Measures, as well as the executive’s prior contributions to the Company’s performance. As a matter of policy, we do not disclose specific information regarding the individual goals. The Compensation Committee considered the performance goals to be attainable, but that achievement of such goals would require strong performance and execution.

•

VICC for Messrs. Stanton and Foliano: The VICC awards for 2021 were based on the two Company Performance Measures described above. Additional information regarding the potential payouts associated with each of the Company Performance Measures is set forth below:

•

Adjusted EBIT: If the threshold Adjusted EBIT was achieved, the participant would earn 10% of the target award. If the target Adjusted EBIT of $16.8 million was achieved, the participant would earn 50% of the target award. If the maximum Adjusted EBIT was achieved, the participant would earn 100% of the target award.

•

Revenue: If the threshold revenue level was achieved, the participant would earn 0.000002% of the target award. If the target revenue level of $556.0 million was achieved, the participant would earn 50% of the target award. If the maximum revenue level was achieved, the participant would earn 100% of the target award.

Payouts for performance between the threshold and maximum levels were subject to non-linear interpolation. Failure to meet the minimum performance threshold corresponding to a specific performance measure would have resulted in the participant not receiving any portion of the payout award related to such performance measure. In no event could a participant receive more than 100% of the target payout related to each Company Performance Measure and, therefore, not more than 200% of the target VICC. The Compensation Committee believes that it is appropriate to establish a maximum payout that any participant could receive under the VICC programs in order to avoid an excessive payout should Company results or individual performance significantly exceed expectations.

•

VICC for the participants other than Messrs. Stanton and Foliano: The VICC awards were based on the two Company Performance Measures described above and on the achievement of personal goals approved by our CEO where the participants could directly influence the Company’s financial performance. For each of Messrs. Wilson, Centis and Harris, the maximum percentage of his VICC award that could be earned based on the Company Performance Measures was 175% of the target, and then an additional 25% of target could be earned based on personal goals. The personal goal elements were not scaled but rather were based on achieving one or more goals. Additional information regarding the potential payouts associated with each of the Company Performance Measures and the personal goal elements is set forth below:

•

Adjusted EBIT: If the threshold Adjusted EBIT was achieved, the participant would earn 10% of the target award. If the target Adjusted EBIT of $16.8 million was achieved, the participant would earn 50% of the target award. If the maximum Adjusted EBIT was achieved, the participant would earn 116.6% of the target award.

•

Revenue: If the threshold revenue level was achieved, the participant would earn 0.000002% of the target award. If the target revenue level of $556.0 million was achieved, the participant would earn 50% of the target award. If the maximum revenue level was achieved, the participant would earn 116.6% of the target award.

•

Personal goal elements (“PGEs”): The percentage of the target award earned based on the achievement of PGEs is calculated by dividing the total number of PGEs achieved by the total number of PGEs applicable for the year. Both of the Company Performance Measures must be achieved in order for the participant to be eligible for the target award based on PGEs, and the potential award based on PGEs is decreased from 25% to 12.5% if only one Company Performance Measure is achieved. If neither Company Performance Measure is achieved, the participant is not eligible for an award based on PGEs. The CEO has the discretion to waive certain PGEs during the course of the performance period, in which case it is removed from the achievement calculation.

Payouts related to performance between the threshold and maximum levels were subject to non-linear interpolation. Failure to meet the minimum performance threshold corresponding to a specific performance measure would have resulted in the participant not receiving any portion of the payout award related to such performance measure. In no event could a participant receive more than 175% of the target payout related to the Company Performance Measures or more than 25% of the target payout related to the PGEs. Therefore, a participant could not receive more than 200% of the target VICC. The Compensation Committee believes that it is appropriate to establish a maximum payout that any participant could receive under the VICC programs in order to avoid an excessive payout should Company results or individual performance significantly exceed expectations.

2021 Actual VICC Results

In 2021, the Company achieved 101.26% of the target revenue level for 2021 and the Company achieved 67.19% of the target Adjusted EBIT level for 2021, resulting in the eligible NEOs receiving corresponding percentages of the target awards attributable to such goals. The individual target VICC awards, including as a percentage of salary, for the NEOs and the amounts earned and paid based on the level of achievement of the Company Performance Measures and the PGEs, as applicable, were as follows:

Named Executive Officer	Target Cash Bonus as a % of Salary	Target Cash Bonus Amount	Bonus Earned based on Revenue	Bonus Earned based on Adjusted EBIT	Bonus Earned based on PGEs	Total Cash Bonus Paid
Thomas R. Stanton	140%	$993,983	$671,038	$366,482	N/A	$1,037,520
Michael K. Foliano	60%	$228,641	$154,356	$84,300	N/A	$238,656
James D. Wilson, Jr.	40%	$144,256	$79,305	$39,923	$0	$119,228
Ronald D. Centis	45%	$148,926	$81,872	$41,215	$0	$123,087
Raymond Harris	45%	$132,766	$72,988	$36,743	$0	$109,731

2021 Sales Incentive Arrangement

The Company has in place a sales incentive program for certain of its employees whose focus is on sales. Mr. Wilson, our Chief Revenue Officer, began participating in this program in 2020. The Compensation Committee believes that sales incentives should be an important element of Mr. Wilson’s cash compensation, as they tie a portion of his pay directly to his success in his area of responsibility. As such, he receives a portion of his cash compensation in sales incentives, which is consistent with our historical practice and our understanding of the standard practice in the market for sales-oriented executives. The Compensation Committee approved a target sales incentive for Mr. Wilson in 2021 of $72,128 based on input from the CEO, which target is a percentage of direct gross shipments to customers in 2021. The Compensation Committee and CEO set the gross shipment performance target at a level that was reasonably difficult to achieve given the business environment at the time the target was established. The sales incentive arrangement further allows Mr. Wilson to earn up to 180% of his target amount if certain gross direct shipments exceed the defined performance target. If Mr. Wilson’s achievement exceeds 180% of the performance target amount for the year, these payments are withheld until the next year and paid out in equal quarterly installments. Mr. Wilson must be an active employee or contractor of the Company at the time of payment in order to receive such amounts. If his employment by or service to the Company is terminated for any reason prior to payment, certain unpaid amounts will be forfeited. The Company’s CEO has discretion to determine that a “windfall” has occurred and decrease the amount paid to Mr. Wilson, and incentive compensation may be reduced or eliminated in order to reflect a number of actions that may be taken by a customer, including canceling or reducing an order or not paying an invoice. Based on this arrangement, Mr. Wilson earned a sales incentive of $70,591 in 2021.

2021 One-Time Performance Bonuses

Additionally, the Committee decided at its meeting on January 21, 2022 that it was in the best interests of the Company and its stockholders to grant one-time performance bonuses to certain NEOs based on significant strategic and operational improvements achieved by the Company during 2021, including strong financial performance, revenue growth despite supply chain constraints and COVID-19 continuation, ongoing corporate development, and to encourage the retention of such individuals. Based on these considerations, Mr. Stanton received $250,000, Mr. Foliano received $100,000 and Mr. Wilson received $35,000, as reflected in the “Bonus” column of the Summary Compensation Table on page 40.

Long-Term Equity Incentive Awards

We compensate our executive officers, including our NEOs, with annual equity awards granted under the ADTRAN, Inc. 2020 Employee Stock Incentive Plan (the “2020 Employee Plan”), which replaced the ADTRAN, Inc. 2015 Employee Stock Incentive Plan (the “2015 Employee Stock Plan”) upon its approval by the stockholders at the 2020 Annual Meeting of Stockholders. These equity grants serve to align management’s interests and compensation with the long-term interests of stockholders and provide an incentive for them to maintain their relationship with the Company. See “Equity Compensation Plans—2020 Employee Stock Incentive Plan” beginning on page 47 for a description of our 2020 Employee Plan. The purpose of the 2020 Employee Plan is to provide equity as a component of executive compensation to ensure competitiveness of our compensation program, to motivate our NEOs and other executives to focus on long-term Company performance, to align executive compensation with stockholder interests and to retain the services of the executives during the vesting period since, in most circumstances, the awards will be forfeited if the executive’s employment terminates before the award vests.

The Compensation Committee intends to grant long-term equity incentive awards at a fixed time each year, generally during the latter part of the year, and to coincide with an open trading window under our insider trading policy. The Compensation Committee also may approve equity incentive awards for individuals at the time of commencement of employment, promotion or other change in responsibilities.

2021 Annual Equity Grants

The total equity incentive award granted to each NEO in 2021 was based on a total value derived from a percentage of the executive’s base salary. Each NEO received 50% of this total value in time-based RSUs and 50% of this total value in market-based PSUs, with the number of RSUs or PSUs calculated by dividing the dollar amount of such compensation by an amount equal to the closing price of our common stock on the trading day immediately preceding the date of grant. Based upon the formulas described above, the Compensation Committee approved grants of time-based RSUs and market-based PSUs to the NEOs on November 17, 2021 as follows:

Named Executive Officer	Total Amount of Equity Grant (and % of Base Salary)	Grant Date Fair Value of Time- Based RSUs	Number of Time-Based RSUs	Grant Date Fair Value of Market- Based PSUs (1)	Target Number of Market- Based PSUs
Thomas R. Stanton	$1,334,762 (205%)	$667,381	30,253	$788,696	30,253
Michael K. Foliano	$297,236 (85%)	$148,618	6,737	$175,634	6,737
James D. Wilson, Jr.	$281,309 (85%)	$140,655	6,376	$166,222	6,376
Ronald D. Centis	$231,674 (76%)	$115,837	5,251	$136,894	5,251
Raymond Harris	$177,009 (65%)	$88,505	4,012	$104,593	4,012

(1)

The grant date fair values of the PSUs are computed in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), taking into account a Monte Carlo simulation applicable to the market-based performance metric. This is different than the target dollar value of the grant as determined by the Compensation Committee, as explained below.

The Compensation Committee’s process for determining the amounts of the incentive equity awards begins with a consideration of the overall dollar level of value that the Committee determines is appropriate, taking into account the estimated expense to the Company of the awards and the earnings per share impact of that expense. We typically establish an internal target for the aggregate expense from Company-wide equity awards, which, based on our review of industry data as discussed above, we believe is at the low end of the expense levels incurred by our competitors. This dollar value is then translated into a number of shares of our common stock based on the current range of the stock’s market price. Based on this process, the Committee established a pool of up to 710,755 RSUs and PSUs to be granted to all participants in the 2020 Employee Plan in November 2021. The 263,236 RSUs and PSUs granted to the NEOs in 2021 are included in this total. The Compensation Committee allocated the pool of RSUs and PSUs among the different functions throughout the Company based on the importance and performance of the function and considerations such as retention and competitive compensation levels. The Committee also considered the recommendations of our CEO with respect to the awards to other executives and employees, as well as individual and Company performance during 2020 and 2021.

2021 Time-Based RSUs

The time-based RSUs granted to our NEOs in 2021 vest over four years, with 25% vesting on each of the first four anniversaries of the grant date. Vesting is subject to the NEO continuing to be employed on the applicable vesting date and the time-based RSUs are settled through the delivery of one share of common stock for each vested RSU.

2021 Market-Based PSUs

The number of market-based PSUs earned by the NEOs is based on our relative TSR against a peer group over a three-year performance period, or from November 17, 2021 to November 17, 2024. For the 2021 market-based PSUs, the Compensation Committee chose to continue to use the companies in the Nasdaq Telecommunications Index as the peer group for TSR measurement purposes. The Committee chose this index based on the fact that it contains a significant number of companies and is a broad sample of our industry.

Depending on our relative TSR over the performance period, the NEOs may earn from 0% of the number of target market-based PSUs if the relative TSR performance is not at least equal to the 20th percentile of the peer group to 150% of the number of target market-based PSUs if relative TSR performance equals or exceeds the 80th percentile of the peer group, based on the sliding scale shown below (approximately 2.5% of the target award is earned for each 1 percentile increase up to 100% of the target award and then approximately 1.67% of the target award is earned for each 1 percentile increase up to 150% of the grant):

ADTRAN’s TSR Performance Relative to its Peer Group (expressed as a percentile)	Market-Based PSUs Earned (expressed as a percentage of target)
Less than 20th percentile	0%
20th percentile	25%
25th percentile	38%
30th percentile	50%
35th percentile	63%
40th percentile	75%
45th percentile	88%
50th percentile	100%
55th percentile	108%
60th percentile	117%
65th percentile	125%
70th percentile	133%
75th percentile	142%
80th or more percentile	150%

Pursuant to earned market-based PSUs, a corresponding number of shares is issued at the end of the three-year performance period, and after that time there is no additional holding period for the shares. Under the award agreements, a portion of the granted market-based PSUs also vest and become issuable upon the death or disability of a recipient or upon a change in control of the Company, as discussed in more detail below under the heading “Potential Payments Upon Termination or Change in Control.” The recipients of the market-based PSUs under the award agreements receive dividend credits based on the shares of common stock underlying the market-based PSUs. The dividend credits are vested, earned and distributed in cash upon issuance of the shares pursuant to the earned market-based PSUs. Recipients may choose to defer shares issued pursuant to earned PSUs under the Deferred Compensation Plan instead of receiving the shares at the time they are entitled to distribution of the shares.

The 2018 grant of market-based PSUs vested in November 2021, and the Compensation Committee certified at that time that the Company’s TSR relative to its peer group over the performance period was 69.80%. As a result, the recipients earned 132.68% of the market-based PSUs originally granted in 2018 and the dividend credits associated with the shares underlying such earned PSUs were distributed in cash upon issuance of the shares.

2020 Long-Term Financial Plan (Three-Year Performance-Based Equity Awards)

In January 2017, as part of the Compensation Committee’s efforts to bring the Company’s executive compensation more in line with the median range of its competitors, the Compensation Committee established an additional equity incentive program aligned with the Company’s long-term strategic plan. The Committee made a grant of performance-based PSUs to our executive officers, including the NEOs, under the 2015 Employee Stock Plan, which performance-based PSUs were eligible to be earned at the end of the three-year performance period ended December 31, 2019 (the “2017 Long-Term Financial Plan”). In January 2020, the Compensation Committee concluded that no performance-based PSUs were earned under the 2017 Long-Term Financial Plan based on the Company’s performance against the pre-established performance metrics. However, because of the value that our directors see in using supplemental compensation programs on a periodic basis, the Committee determined that it was in the best interests of the Company and its stockholders to establish another long-term equity plan in 2020 (the “2020 Long-Term Financial Plan”).

The 2020 Long-Term Financial Plan consists of three annual grants of performance-based PSUs to our executive officers and certain key employees, including the NEOs, under the 2020 Employee Plan, with vesting schedules of three years (the 2020 grants), two years (the 2021 grants) and one year (the 2022 grants). Except as set forth below, all of the performance-based PSUs are eligible to be earned following the three-year performance period ending December 31, 2022. If the Company’s Adjusted EBIT (as defined above under “Elements of 2021 Executive Compensation—Annual Cash Incentives”) over the three-year performance period reaches the performance levels noted below, the award recipients will be issued a corresponding number of shares of the Company’s common stock:

•	If Adjusted EBIT is equal to or greater than 51% and less than 100% of target, the recipients will receive 50% of their target performance-based PSUs.

•	If Adjusted EBIT is equal to or greater than 100% and less than 110% of target, the recipients will receive 100% of their target performance-based PSUs.

•	If Adjusted EBIT is equal to or greater than 110% and less than 120% of target, the recipients will receive 121.4% of their target performance-based PSUs.

•	If Adjusted EBIT is equal to or greater than 120% of target, the recipients will receive 142.9% of their target performance-based PSUs.

On March 2, 2021, the Compensation Committee approved the 2021 grants of performance-based PSUs pursuant to the 2020 Long-Term Financial Plan to the NEOs as follows:

Named Executive Officer	Target Number of Performance- Based PSUs	Grant Date Fair Value of Target Award	Maximum Number of Performance- Based PSUs	Grant Date Fair Value of Maximum Award
Thomas R. Stanton	61,674	$1,047,841	88,132	$1,497,365
Michael K. Foliano	20,558	$349,280	29,377	$499,122
James D. Wilson, Jr.	15,419	$261,969	22,034	$374,353
Ronald D. Centis	20,558	$349,280	29,377	$499,122
Raymond Harris	20,558	$349,280	29,377	$499,122

Under the 2020 Long-Term Financial Plan, no performance-based PSUs will be earned if, by the end of the third year, the minimum threshold level of Adjusted EBIT is not attained. If the Company achieves the Adjusted EBIT performance target as of December 31, 2021, the award recipients will earn the applicable number of performance-based PSUs; however, the underlying shares will not be issued until the end of the three-year performance period, provided that the recipient remains employed by the Company. If the target is achieved early, a new Adjusted EBIT performance target may be established for the remainder of the performance period in order to drive continued improved performance. In determining to use Adjusted EBIT, the Compensation Committee selected a challenging performance metric that it believes is closely aligned with an increase in the Company’s stock price, and, therefore, an increase in TSR.

We believe that the periodic use of a supplemental compensation program such as the 2020 Long-Term Financial Plan is particularly valuable for us and for our stockholders because of the strength of the alignment it provides between incentives for executives and increases in stockholder value. This alignment is created because the Company’s executives receive shares under the 2020 Long-Term Financial Plan only, if at all, at the end of the third year of the performance period, but stockholders receive the benefit of the increased Adjusted EBIT in each of the three years, regardless if the Company ultimately attains the threshold amount. The Compensation Committee concluded that if the performance goals under the 2020 Long-Term Financial Plan are achieved, then the Company will have provided significant value to its stockholders, thereby aligning the executives’ performance with stockholder return.

Benefits and Perquisites

We maintain general broad-based employee benefit plans in which our executives, including the NEOs participate, such as a medical insurance plan, a 401(k) plan, and life and disability insurance programs. These benefits are provided as part of the basic conditions of employment for all of our eligible employees, and therefore providing them to our executive officers does not represent a significant incremental cost to us. In addition, we believe that providing these basic benefits is necessary for us to attract talented executives. The Company’s 401(k) plan allows eligible employees to contribute up to 60% of their pre-tax earnings up to the statutory limit prescribed by the Internal Revenue Service. After one year of service, the Company matches a discretionary amount determined by the Board of Directors. In 2021, we matched employee contributions equal to 100% of the first 3% contributed and 50% of the next 2% contributed up to a maximum matching contribution of 4%.

We also maintain a Deferred Compensation Plan, which is described under the Nonqualified Deferred Compensation table below. This plan permits executives, including the NEOs, and directors to voluntarily defer a portion of their income and equity awards and save money for retirement on a tax-deferred basis. Although the plan permits discretionary employer contributions, to date we have not made any contributions to this plan. Therefore, this plan provides a valuable benefit to executives and directors at no cash cost to us.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, we provide limited benefits to participants in our equity incentive plans and our VICC programs, including the NEOs, upon a change in control or upon termination of employment for specified reasons (provided, in some cases, that termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code). All of these benefits are consistent with the basic benefits provided by the companies with which we compete for executive talent and help us to attract valuable executives. These benefits help to provide additional security that executives may need and reward loyal service in situations that create insecurity and present special challenges for executives.

The Company provides limited perquisites to the NEOs that it believes are reasonable and consistent with its overall compensation program. The Compensation Committee periodically reviews the level of perquisites provided to the NEOs. Perquisites provided to the NEOs in 2021 are as set forth in the “All Other Compensation” column of the Summary Compensation Table on page 40 and in footnote 4 to such table.

Employment Arrangements

The Company often provides employment offer letters to senior level employees at their respective times of hire, including our executive officers. The letters generally specify the individual’s initial title with the Company and set forth general terms of the individual’s expected compensation, including providing for an initial base salary and the right to participate in employee benefit plans provided by the Company, as well as, in some circumstances, the opportunity to participate in the VICC program, a hiring or relocation bonus, equity incentive awards and relocation expenses. With respect to our NEOs, none of their employment offer letters continued to apply to compensation arrangements during 2021.

Clawback Policy

The Board has adopted a policy providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Company will recover incentive-based compensation paid to current or former executive officers of the Company during the three years prior to the date as of which the accounting restatement is required, to the extent that any of that compensation was based upon the erroneous data that made the restatement necessary. Under this policy, incentive-based compensation includes RSUs, PSUs, and other cash or equity-based compensation awards. To implement this policy, the Board has entered into a Clawback Agreement with each of the NEOs providing for their agreement to such repayment.

Policy Against Hedging Instruments and Pledging

Under the Company’s Insider Trading Policy, certain employees, including executive officers, and directors of the Company, as well as their immediate family members and entities over which such persons exercise control, are prohibited from entering into hedging or monetization transactions or similar arrangements that are designed to hedge or offset any decrease in the market value of equity securities of the Company held directly or indirectly by the employee or director. Additionally, certain employees, including executive officers, and directors are prohibited from short-term and options trading, holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation over $1 million paid to the Company’s CEO and certain other executive officers. Prior to the enactment of the 2017 Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (the “Tax Act”), an exception to the $1 million deduction limit existed for qualified performance-based compensation. The Tax Act repealed this exception for performance-based compensation and, as a result, all compensation in excess of $1 million paid to specified executives is not deductible for fiscal years beginning after December 31, 2017.

With the enactment of the Tax Act, the Compensation Committee has reviewed and assessed the impact of the new law on our compensation programs and design. While the Committee may consider the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions, as noted above, and believes it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent, the Committee may approve compensation that is not deductible by the Company for tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Kathryn A. Walker, Chairman
H. Fenwick Huss
Gregory J. McCray
Balan Nair

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019, the total compensation paid to or earned by each of the Company’s NEOs. Additional information about our executive compensation program can be found in the Compensation Discussion and Analysis contained in this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Thomas R. Stanton	2021	709,988	250,000	2,503,918	—	1,037520	—	13,930	4,515,356
Chief Executive Officer	2020	676,179	—	1,846,036	—	362,189	—	13,629	2,898,033
	2019	656,485	—	1,290,896	—	3,575	—	11,200	1,962,156

Michael K. Foliano	2021	381,069	100,000	673,532	—	238,656	—	11,650	1,404,907
Senior Vice President of Finance, Chief Financial Officer and Corporate Secretary	2020	362,923	5,000	550,253	—	83,313	—	11,500	1,012,989
	2019	344,867	—	281,987	—	9,203	—	11,200	647,257

James D. Wilson, Jr.	2021	360,641	35,000	568,846	—	189,819	—	11,600	1,165,906
Chief Revenue Officer	2020	350,818	5,000	414,245	—	142,402	—	11,500	923,965
	2019	350,032	—	286,206	—	17,268	—	—	653,506

Ronald D. Centis (5)	2021	330,947	—	602,011	—	123,087	—	34,484	1,090,529
Senior Vice President of Operations	2020	322,875	5,000	403,696	—	41,692	—	152,336	925,599

Raymond Harris (6)	2021	295,036	—	542,378	—	109,731	—	11,600	958,745
Chief Information Officer

(1)

Represents one-time performance bonuses granted by the Compensation Committee on January 21, 2022 based on certain significant strategic and operational improvements achieved by the Company during 2021 and to encourage retention of such individuals. For a description of the one-time bonuses, see “Elements of 2021 Executive Compensation—Annual Cash Incentives—2021 One-Time Performance Bonuses” beginning on page 33.

(2)

Annual Stock Awards: Amounts include the aggregate grant date fair value of annual stock awards made during 2021, 2020 and 2019, including grants of time-based RSUs and market-based PSUs, computed in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The grant date fair values of the time-based RSUs are based on the market price of our common stock on the date of grant. The grant date fair values of the market-based PSUs are based on the probable outcome of the performance conditions as of the grant dates (taking into account a Monte Carlo simulation applicable to the market-based performance metric), or $26.07 for the market-based PSUs granted to the NEOs in 2021, $14.43 for the market-based PSUs granted to the NEOs in 2020 and $10.03 for the market-based PSUs granted to the NEOs in 2019. For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for each of the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019. The maximum values of the market-based PSUs (calculated by multiplying the maximum potential number of market-based PSUs that could be earned by the grant date fair values set forth above) are: for Mr. Stanton, $1,183,044, $1,087,575 and $1,003,697 for the 2021, 2020 and 2019 awards, respectively; for Mr. Foliano, $263,450, $310,498 and $219,251 for the 2021, 2020 and 2019 awards, respectively; for Mr. Wilson, $249,333, $234,112 and $222,531 for the 2021, 2020 and 2019 awards, respectively; for Mr. Centis, $205,340 and $193,355 for the 2021 and 2020 awards, respectively; and for Mr. Harris, $156,889 for the 2021 awards.

Long-Term Financial Plan Stock Awards (3-year awards): Amounts include the aggregate grant date fair value of the performance-based PSUs granted in 2021 and 2020 pursuant to the 2020 Long-Term Financial Plan computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for each of the fiscal years ended December 31, 2021 and December 31, 2020. The maximum values of the performance-based PSUs granted under the 2020 Long-Term Financial Plan (calculated by multiplying the maximum potential number of performance-based PSUs that could have been earned by the grant date fair value) are: for Mr. Stanton, $1,497,365 and $693,600 for the 2021 and 2020 awards, respectively; for Mr. Foliano, $499,122 and $231,200 for the 2021 and 2020 awards, respectively; for Mr. Wilson, $374,353 and $173,406 for the 2021 and 2020 awards, respectively; for Mr. Centis, $499,122 and $231,200 for the 2021 and 2020 awards, respectively; and for Mr. Harris, $499,122 for the 2021 award. There can be no assurance that the grant date fair value will ever be realized.

(3)

Represents compensation earned pursuant to the 2021 VICC programs established under the ADTRAN, Inc. Variable Incentive Compensation Plan. The annual cash incentive awards are based on pre-established, performance-based targets and, therefore, are reportable as “Non-Equity Incentive Plan Compensation” rather than as “Bonus.” For a description of the annual cash incentive awards, see “Elements of 2021 Executive Compensation—Annual Cash Incentives—2021 VICC Programs” beginning on page 31. For Mr. Wilson, $70,591 of this amount represents a sales incentive payment earned during 2021. See “Elements of 2021 Executive Compensation—Annual Cash Incentives—2021 Sales Incentive Arrangement” beginning on page 33 for a description of this arrangement.

(4)	All Other Compensation for 2021 for each NEO consists of the following:

Name	Company Contributions to 401(k) Plan ($) (a)	Perquisites ($) (b)	Total ($)
Thomas R. Stanton	11,600	2,330	13,930
Michael K. Foliano	11,600	50	11,650
James D. Wilson, Jr.	11,600	—	11,600
Ronald D. Centis	11,600	22,884	34,484
Raymond Harris	11,600	—	11,600

(a)

Represents the Company’s contributions in 2021 to each NEO’s 401(k) retirement plan account. For 2021, the Company’s 401(k) plan required us to match 100% of an employee’s contributions to the plan up to the first 3% of such employee’s annual compensation and 50% of an employee’s contributions to the plan up to the next 2% of such employee’s annual compensation, for a total company match of up to 4% of an employee’s contribution. Compensation that may be considered in calculating the contribution amount for each employee was limited to $290,000 for 2021.

(b)

For Mr. Stanton, this amount represents premiums paid by the Company for continued additional medical benefits. For Mr. Foliano, this amount represents the value of a service award. For Mr. Centis, this amount represents a taxable relocation allowance.

(5)	Compensation information is not provided for Mr. Centis for 2019 as he was not a named executive officer.
(6)	Compensation information is not provided for Mr. Harris for 2020 or 2019 as he was not a named executive officer.

Grants of Plan-Based Awards in 2021

The following table provides certain information regarding the annual cash incentive compensation and equity incentive awards granted to our NEOs during the fiscal year ended December 31, 2021.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas R. Stanton	—	99,398	993,983	1,987,966	—	—	—	—	—	—	—
	3/2/2021	—	—	—	30,837	61,674	88,132	—	—	—	1,047,841
	11/17/2021	—	—	—	—	—	—	30,253	—	—	667,381
	11/17/2021	—	—	—	7,563	30,253	45,380	—	—	—	788,696
Michael K. Foliano	—	22,864	228,641	457,283	—	—	—	—	—	—	—
	3/2/2021	—	—	—	10,279	20,558	29,377	—	—	—	349,280
	11/17/2021	—	—	—	—	—	—	6,737	—	—	148,618
	11/17/2021	—	—	—	1,684	6,737	10,106	—	—	—	175,634
James D. Wilson, Jr.	—	10,819	144,256	288,513	—	—	—	—	—	—	—
	—	—	72,128	—	—	—	—	—	—	—	—
	3/2/2021	—	—	—	7,710	15,419	22,034	—	—	—	261,969
	11/17/2021	—	—	—	—	—	—	6,376	—	—	140,655
	11/17/2021	—	—	—	1,594	6,376	9,564	—	—	—	166,222
Ronald D. Centis	—	11,169	148,926	297,852	—	—	—	—	—	—	—
	3/2/2021	—	—	—	10,279	20,558	29,377	—	—	—	349,280
	11/17/2021	—	—	—	—	—	—	5,251	—	—	115,837
	11/17/2021	—	—	—	1,313	5,251	7,877	—	—	—	136,894
Raymond Harris	—	9,957	132,766	265,532	—	—	—	—	—	—	—
	3/2/2021	—	—	—	10,279	20,558	29,377	—	—	—	349,280
	11/17/2021	—	—	—	—	—	—	4,012	—	—	88,505
	11/17/2021	—	—	—	1,003	4,012	6,018	—	—	—	104,593

(1)

The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO under our 2021 VICC programs for 2021, as described above under “Elements of 2021 Executive Compensation—Annual Cash Incentives—2021 VICC Programs.” The actual amount earned in 2021 by each NEO under the 2021 VICC programs is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 40.

Mr. Wilson was also eligible to earn a sales incentive payment during 2021, and his target established by the Compensation Committee was $72,128. There is no threshold or maximum level of sales applicable to this arrangement. See “Elements of 2021 Executive Compensation—Annual Cash Incentives—2021 Sales Incentive Arrangement” beginning on page 33 for a description of this arrangement.

(2)

The amounts shown in these columns reflect the threshold, target and maximum amounts potentially payable to each NEO who received (i) a performance-based PSU award granted on March 2, 2021 pursuant to the 2020 Long-Term Financial Plan and (ii) a three-year market-based PSU award granted on November 17, 2021 under the 2020 Employee Plan, each as described above under “Elements of 2021 Executive Compensation—Long-Term Equity Incentive Awards.”

(3)

The amounts shown in this column reflect the number of time-based RSUs granted to each NEO on November 17, 2021 under the 2020 Employee Plan. The awards vest in four annual installments of one-fourth each on the first four anniversaries of the date of grant.

(4)

With respect to the time-based RSUs granted to each NEO, the value shown in this column is the grant date fair value of the full award. With respect to the performance-based PSUs granted to each NEO on March 2, 2021 pursuant to the 2020 Long-

Term Financial Plan, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of performance-based PSUs by $16.99, which is based on the probable outcome of the performance conditions as of the date of grant). With respect to the market-based PSUs granted to each NEO on November 17, 2021, the value shown in this column is the grant date fair value of the target award (calculated by multiplying the target number of market-based PSUs by $26.07, which is based on the probable outcome of the performance conditions as of the date of grant, taking into account a Monte Carlo simulation applicable to the market-based performance metric). For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. There can be no assurance that the grant date fair value will ever be realized.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by our NEOs as of December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Thomas R. Stanton	11/3/2012	75,366	—	—	16.97	—	—	—	—
	11/2/2013	75,366	—	—	23.64	—	—	—	—
	11/14/2014	94,207	—	—	18.97	—	—	—	—
	11/14/2015	94,207	—	—	15.33	—	—	—	—
	11/9/2018	—	—	—	—	10,664	243,459	—	—
	11/15/2019	—	—	—	—	33,357	761,540	100,070	2,284,587
	3/6/2020	—	—	—	—	—	—	61,674	1,408,017
	11/16/2020	—	—	—	—	37,685	860,349	75,369	1,720,674
	3/2/2021	—	—	—	—	—	—	61,674	1,408,017
	11/17/2021	—	—	—	—	30,253	690,676	45,380	1,036,014

Michael K. Foliano	11/3/2012	18,062	—	—	16.97	—	—	—	—
	11/2/2013	18,062	—	—	23.64	—	—	—	—
	11/14/2014	22,578	—	—	18.97	—	—	—	—
	11/14/2015	22,578	—	—	15.33	—	—	—	—
	11/9/2018	—	—	—	—	1,741	39,747	—	—
	11/15/2019	—	—	—	—	7,287	166,362	21,860	499,052
	3/6/2020	—	—	—	—	—	—	20,558	469,339
	11/16/2020	—	—	—	—	10,759	245,628	21,518	491,245
	3/2/2021	—	—	—	—	—	—	20,558	469,339
	11/17/2021	—	—	—	—	6,737	153,806	10,106	230,709

James D. Wilson, Jr.	11/2/2013	20,034	—	—	23.64	—	—	—	—
	11/14/2014	25,043	—	—	18.97	—	—	—	—
	11/14/2015	18,782	—	—	15.33	—	—	—	—
	11/9/2018	—	—	—	—	2,297	52,441	—	—
	11/15/2019	—	—	—	—	7,397	168,874	22,187	506,518
	3/6/2020	—	—	—	—	—	—	15,419	352,016
	11/16/2020	—	—	—	—	8,112	185,197	16,224	370,394
	3/2/2021	—	—	—	—	—	—	15,419	352,016
	11/17/2021	—	—	—	—	6,376	145,564	9,564	218,346

Ronald D. Centis	2/25/2019	—	—	—	—	1,000	22,830	2,808	64,107
	11/15/2019	—	—	—	—	5,961	136,090	17,879	408,166
	3/6/2020	—	—	—	—	—	—	20,558	469,339
	11/16/2020	—	—	—	—	6,700	152,961	13,400	305,911
	3/2/2021	—	—	—	—	—	—	20,558	469,339
	11/17/2021	—	—	—	—	5,251	119,880	7,877	179,820

Raym ond Harris	1/18/2019	—	—	—	—	1,000	22,830	—	—
	11/15/2019	—	—	—	—	4,541	103,671	13,622	310,979
	3/6/2020	—	—	—	—	—	—	20,558	469,339
	11/16/2020	—	—	—	—	5,105	116,547	10,209	233,071
	3/2/2021	—	—	—	—	—	—	20,558	469,339
	11/17/2021	—	—	—	—	4,012	91,594	6,018	137,391

(1)	The stock options granted under the 2006 Employee Stock Plan and the 2015 Employee Stock Plan expire ten years from the date of grant.
(2)	The stock options granted under the 2006 Employee Stock Plan and the 2015 Employee Stock Plan vested 25% on each of the first four anniversaries of the date of grant.

(3)	The time-based RSUs granted under the 2015 Employee Stock Plan and the 2020 Employee Plan vest 25% on each of the first four anniversaries of the date of grant.
(4)

The market value is based on the closing price of our common stock on Nasdaq on December 31, 2021, the last trading day of 2021, of $22.83, multiplied by the number of unvested time-based RSUs or unearned PSUs, as applicable.

(5)

The amounts in this column equal the number of unearned PSUs granted under the 2015 Employee Stock Plan and the 2020 Employee Plan, as applicable, (a) at the projected level of achievement as of December 31, 2021 for the PSUs awarded in each of 2019 and 2020 and (b) at the target performance level for the PSUs awarded in 2021. The market-based PSUs granted in November of each year are earned based on our relative TSR over a three-year performance period, and the performance-based PSUs granted on March 6, 2020 and March 2, 2021 pursuant to the 2020 Long-Term Financial Plan are earned based on our Adjusted EBIT over a three-year and two-year performance period, respectively. Therefore, the amounts indicated are not necessarily indicative of the amounts that may actually be earned by the individual executives. For a description of the PSUs granted in 2021, see “Elements of 2021 Executive Compensation—Long-Term Equity Incentive Awards” beginning on page 33.

Option Exercises and Stock Vested in 2021

The following table sets forth information with respect to RSUs that vested and PSUs that were earned by the NEOs during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Thomas R. Stanton	—	—	103,310	2,177,183
Michael K. Foliano	—	—	19,314	408,245
James D. Wilson, Jr.	—	—	22,344	470,921
Ronald D. Centis	—	—	5,712	120,727
Raymond Harris	—	—	4,471	93,822

(1)

Represents (i) the time-based RSUs that vested in 2021, which RSUs vest 25% on each of the first four anniversaries of the respective date of grant, and (ii) the market-based PSUs earned in 2021 pursuant to the three-year PSU awards granted on November 9, 2018.

(2)

The value realized upon the vesting of the time-based RSUs is calculated based upon the closing price of our common stock on Nasdaq on the applicable vesting dates. The value realized upon the issuance of the earned market-based PSUs is calculated based upon the closing price of our common stock on Nasdaq on November 9, 2021, of $20.91.

Equity Compensation Plans

2006 Employee Stock Incentive Plan

In 2006, we adopted the ADTRAN, Inc. 2006 Employee Stock Incentive Plan, as amended (the “2006 Employee Stock Plan”), under which awards of stock options, RSUs, PSUs and restricted stock were granted to certain of our employees pursuant to the terms of award agreements. The 2006 Employee Stock Plan expired in January 2016, so no additional awards are available for issuance. Outstanding awards granted prior to the expiration remain subject to the terms of the 2006 Employee Stock Plan.

Change of Control and Other Transactions. Upon a change of control (as defined in the 2006 Employee Stock Plan), which includes a reorganization or other corporate transaction, any outstanding awards shall immediately become fully exercisable or vested, unless otherwise determined by the Compensation Committee and set forth in the applicable award agreement. See “Potential Payments Upon Termination or Change in Control.” In the event of a reorganization or other corporate transaction, the Compensation Committee may decide that awards will apply to securities of the resulting corporation, that any or all options will be immediately exercisable, and/or that options will be immediately exercisable and terminate after 30 days’ notice to holders.

Amendment and Termination. Our Board of Directors may amend or terminate any award agreement entered into pursuant to the 2006 Stock Incentive Plan at any time. However, no amendment may adversely affect the rights of holders of outstanding awards without their consent, and no award agreement may be amended to reprice any award.

2015 Employee Stock Incentive Plan

In 2015, we adopted the ADTRAN, Inc. 2015 Employee Stock Incentive Plan, as amended (the “2015 Employee Stock Plan”), under which awards of stock options, RSUs and PSUs have been granted to our employees pursuant to the terms of award agreements. The Board of Directors adopted the 2020 Employee Plan on March 6, 2020, and the Company’s stockholders approved the 2020 Employee Plan at the 2020 Annual Meeting of Stockholders, so no additional awards are available for issuance under the 2015 Employee Stock Plan. Outstanding awards granted under the 2015 Employee Stock Plan will remain subject to the terms of such plan.

Change of Control and Other Transactions. Upon a corporate transaction, including a change of control (as defined in the 2015 Employee Stock Plan), the Compensation Committee may make appropriate adjustments to the shares available for, and the exercise price and/or base value of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options) or terminated if not accepted within a certain period (for time-based RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to PSUs, issued based on the higher of the actual attainment of the performance targets or the grantee’s target award. See “Potential Payments Upon Termination or Change in Control.”

Amendment and Termination. The Board may amend or terminate any award agreement entered into pursuant to the 2015 Employee Stock Plan at any time. However, no amendment may adversely affect the rights of holders of outstanding awards without their consent, and no award agreement may be amended to reprice any award.

2020 Employee Stock Incentive Plan

The Board of Directors adopted the ADTRAN, Inc. 2020 Employee Stock Incentive Plan (the “2020 Employee Plan”) on March 6, 2020, and the Company’s stockholders approved the 2020 Employee Plan at the 2020 Annual Meeting of Stockholders on May 13, 2020. The purpose of the 2020 Employee Plan is to further the growth and development of the Company by offering certain employees and key service providers and advisors of the Company and our subsidiaries the opportunity to obtain an ownership interest in the Company. The 2020 Employee Plan also provides such individuals with an added incentive to continue in the employment and/or service, promote the growth, efficiency and profitability, and help attract outstanding individuals to the service, of the Company and its subsidiaries. The following is a summary of the material terms and provisions of the 2020 Employee Plan:

Administration. Under the 2020 Employee Plan, the Board appoints a committee to administer the 2020 Employee Plan, which committee must consist solely of non-employee directors. The Board has appointed the Compensation Committee, all of whose members qualify as non-employee directors, to administer the 2020 Employee Plan. Among other powers and duties, the Committee has the authority to interpret the 2020 Employee Plan, to prescribe, amend, and rescind rules and regulations relating to the 2020 Employee Plan, to determine the terms and provisions of award agreements, and to make all other determinations necessary or advisable for the administration of the 2020 Employee Plan. With respect to awards to non-officer employees and service providers, the Plan authorizes the Company’s CEO to grant awards using the form of award agreement approved by the Committee.

Common Stock Subject to Awards; Maximum Limit. The stock underlying awards under the 2020 Employee Plan is our common stock. The total aggregate shares of common stock authorized for issuance during the term of the 2020 Employee Plan is limited to 2,772,000 shares, subject to adjustment in connection with awards previously granted under the 2015 Employee Stock Plan as described below, with no more than 250,000 shares awarded to any participant during any calendar year, subject to adjustment as provided in the 2020 Employee Plan. All such shares that are available for issuance under the 2020 Employee Plan can be used to grant incentive stock options (“ISOs”). Common stock subject to awards and other provisions of the 2020 Employee Plan shall consist of the following: (i) authorized but unissued shares of common stock; (ii) authorized and issued shares of common stock held by the Company in its treasury which have been reacquired by the Company; and (iii) shares of common stock purchased by the Company in the open market.

If an award under the 2020 Employee Plan or the 2015 Employee Stock Plan is cancelled, terminates, expires without exercise, is forfeited or lapses, the shares retained or returned to the Company will again be available for issuance under the 2020 Employee Plan. If the exercise price of a stock option, base value (defined below) of a stock appreciation right (“SAR”) or tax withholding obligations are satisfied by tendering shares of common stock to the Company or by withholding shares of common stock, the number of shares of stock so tendered or withheld will not be available again for issuance under the 2020 Employee Plan.

Adjustments. The Committee will make appropriate and proportional adjustments to the number and kind of shares available for, and the exercise price and/or base value of, awards to reflect any change in our capital structure by reason of a stock split, stock dividend, reclassification or other recapitalization affecting the common stock. The Committee (or, for participants other than officers, the Company’s CEO) also has the power, in connection with a participant’s separation from service, to accelerate vesting of outstanding awards or allow continued vesting and exercise of outstanding awards over their original vesting and exercise period.

Types of Awards. The 2020 Employee Plan permits grants of ISOs, nonqualified stock options (“NQSOs”), SARs, restricted stock and restricted stock units (“RSUs”). Each award is subject to an award agreement approved by the Committee reflecting the terms and conditions of the award.

Performance-Based Awards. Awards under the 2020 Employee Plan may be subject to certain performance measures and the Committee must certify attainment of the performance measures before any payment of the award is made. Unless the Committee specifies otherwise in the award agreement or approved by separate action of the Committee (or CEO) as described under Adjustments above, if restricted stock or RSUs are subject to performance-based vesting, then upon the participant’s death or disability, or upon a change of control, a portion of the award becomes immediately vested on a pro-rata basis (based on the portion of the performance period that has elapsed), as if the performance measures had been achieved at target.

Corporate Transaction; Change of Control. Upon a corporate transaction, including a change of control, the Committee may make appropriate adjustments to the shares available for, and the exercise price and/or base value of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options and SARs) or terminated if not accepted within a certain period (for restricted stock and RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to performance-based awards, settled based on the higher of the actual attainment of the performance targets or the grantee’s target award.

Amendment and Termination. The Board shall have the power at any time to amend, modify, or repeal any provisions of the 2020 Employee Plan, to suspend the operation of the 2020 Employee Plan or any of its provisions for any period or periods, or to terminate the 2020 Employee Plan in whole or in part. Notwithstanding the foregoing, the addition, amendment, modification, repeal, suspension or termination shall not adversely affect the rights of a participant who has an outstanding award without the consent of the participant. No modification or amendment of the 2020 Employee Plan may be made without the prior approval of the Company’s stockholders if such approval is necessary with respect to tax, securities or other applicable laws or rules or regulations of any stock exchange. Unless earlier terminated by the Board, the 2020 Employee Plan will remain in effect until the tenth (10th) anniversary of the effective date, or May 13, 2030.

2020 Directors Stock Plan

The Board of Directors adopted the ADTRAN, Inc. 2020 Directors Stock Plan (the “2020 Directors Plan”) on March 6, 2020, and the Company’s stockholders approved the 2020 Directors Plan at the 2020 Annual Meeting of Stockholders on May 13, 2020. The purpose of the 2020 Directors Plan is to further the growth and development of the Company by encouraging non-employee directors to obtain a proprietary interest in the Company by owning its stock. The following is a summary of the material terms and provisions of the 2020 Directors Plan:

Administration. Under the 2020 Directors Plan, the Board appoints a committee to administer the 2020 Directors Plan, which committee must consist solely of non-employee directors. The Board has appointed the Compensation Committee, all of whose members qualify as non-employee directors, to administer the 2020 Directors Plan. Among other powers and duties, the Committee has the authority to interpret the 2020 Directors Plan, to prescribe, amend, and rescind rules and regulations relating to the 2020 Directors Plan, to determine the terms and provisions of award agreements, and to make all other determinations necessary or advisable for the administration of the 2020 Directors Plan.

Common Stock Subject to Awards; Maximum Limit. The stock underlying awards under the 2020 Directors Plan is our common stock. The total aggregate shares of common stock authorized for issuance during the term of the 2020 Directors Plan is limited to 373,000 shares, subject to adjustment in connection with awards previously granted under the 2020 Directors Plan as described below. Common stock subject to awards and other provisions of the 2020 Directors Plan shall consist of the following: (i) authorized but unissued shares of common stock; (ii) authorized and issued shares of common stock held by the Company in its treasury which have been reacquired by the Company; and (iii) shares of common stock purchased by the Company in the open market.

If an award under the 2020 Directors Plan is cancelled, terminates, expires without exercise, is forfeited or lapses, the shares retained or returned to the Company will again be available for issuance under the 2020 Directors Plan. If the exercise price of a stock option or tax withholding obligations are satisfied by tendering shares of common stock to the Company or by withholding shares of common stock, the number of shares of stock so tendered or withheld will not be available again for issuance under the 2020 Directors Plan.

Adjustments. The Committee will make appropriate and proportional adjustments to the number and kind of shares available for, and the exercise price of, awards to reflect any change in our capital structure by reason of a stock split, stock dividend, reclassification or other recapitalization affecting the common stock. The Committee also has the power, in connection with a director’s termination of service, to accelerate vesting of outstanding awards or allow continued vesting of outstanding awards over their original vesting period.

Types of Awards. The Committee, in its discretion, may award stock options, restricted stock and restricted stock units (“RSUs”) under the 2020 Directors Plan. Each award is subject to an award agreement approved by the Committee reflecting the terms and conditions of the award.

Corporate Transaction; Change of Control. Upon a corporate transaction, including a change of control, the Committee may make appropriate adjustments to the shares available for, and the exercise price of, awards and other actions it deems appropriate including, without limitation, providing that awards will be: (i) substituted for equivalent awards; (ii) upon reasonable prior written notice, terminated without payment if not exercised within a certain period (for stock options) or terminated if not accepted within a certain period (for restricted stock and RSUs); (iii) terminated in exchange for payment; (iv) fully vested and exercisable; and/or (v) with respect to performance-based awards, settled based on the higher of the actual attainment of the performance targets or the grantee’s target award.

Amendment and Termination. The Board shall have the power at any time to amend, modify, or repeal any provisions of the 2020 Directors Plan, to suspend the operation of the 2020 Directors Plan or any of its provisions for any period or periods, or to terminate the 2020 Directors Plan in whole or in part. Notwithstanding the foregoing, the addition, amendment, modification, repeal, suspension or termination shall not adversely affect the rights of a participant who has an outstanding award without the consent of the participant. No modification or amendment of the 2020 Directors Plan may be made without the prior approval of the Company’s stockholders if such approval is necessary with respect to tax, securities or other applicable laws or rules or regulations of any stock exchange. Unless earlier terminated by the Board, the 2020 Directors Plan will remain in effect until the tenth (10th) anniversary of the effective date, or May 13, 2030.

Nonqualified Deferred Compensation in 2021

The following table sets forth information regarding the deferred compensation plans in which our NEOs participated in 2021.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (1)
Thomas R. Stanton	1,697,049	(2)	—	3,564,468	—	24,374,289
Michael K. Foliano	—		—	279,443	—	1,673,609
James D. Wilson, Jr.	—		—	144,060	—	401,995
Ronald D. Centis	—		—	—	—	—
Raymond Harris	—		—	—	—	—

(1)	These amounts reflect the following amounts that have been reported as compensation to the NEO in previous proxy statements: Mr. Stanton, $8,212,115; Mr. Foliano, $1,055,074 and Mr. Wilson, $281,967.
(2)

Amount reflects a cash contribution of $536,715, which is included in the “Salary” column for 2021 of the Summary Compensation Table on page 40, and an equity contribution of 55,498 market-based PSUs earned in 2021 with a value of the date of issuance of $1,160,334, which PSUs are included in the “Stock Awards” column of the Option Exercises and Stock Vested in 2021 table on page 46.

We maintain the ADTRAN, Inc. Deferred Compensation Plan for Employees, the ADTRAN, Inc. Deferred Compensation Plan for Directors, the ADTRAN, Inc. Equity Deferral Program for Employees and the ADTRAN, Inc. Equity Deferral Program for Directors. These four plans were originally a single deferred compensation plan; however, for administrative purposes, we restated that single plan into four separate plans which we refer to herein, collectively, as a single “Deferred Compensation Plan.” This Deferred Compensation Plan is offered as a supplement to our tax-qualified 401(k) plan and is available to our officers and directors who have been duly appointed or elected by our Board of Directors or stockholders, as applicable.

The Deferred Compensation Plan allows participants to defer a portion of their salaries and all or a portion of their annual VICC and equity awards, and permits us to make matching contributions on a discretionary basis, without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. All contributions are unfunded and are credited to bookkeeping accounts for the participants, although we have set aside assets in a rabbi trust to pay for the benefits under the Deferred Compensation Plan. Each participant’s account is credited with earnings as if the account were invested as elected by the participant among pre-approved mutual funds. Benefits are usually distributed or begin to be distributed on the first day of the month following the six-month anniversary of the participant’s separation from service. Benefits will be paid in a single lump sum cash payment, and any deferred stock awards will be paid in whole shares of ADTRAN common stock with fractional shares paid in cash; however, a participant may, in some cases, elect to receive a portion of his or her benefit in installments paid over three or ten years.

Under the Deferred Compensation Plan, participants are entitled to receive their benefits upon termination of employment (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code). The amount they receive is based on their account balance, which would consist of their contributions to the plan and any earnings as described above. Benefits are not payable from the plan until the first day of the month following the six-month anniversary of the participant’s separation from service.

Potential Payments Upon Termination or Change in Control

This section describes the limited benefits that would be provided to our NEOs under our executive compensation arrangements upon a change in control of the Company or following termination of employment (provided, in some cases further described below, the termination must be a “separation from service” as defined in Section 409A of the Internal Revenue Code). We also provide a table below showing the potential benefits payable to each of our NEOs upon a change in control of the Company or following termination of employment as of December 31, 2021.

Cash Incentive Compensation

Under the Company’s annual variable incentive compensation (“VICC”) programs, which are established pursuant to the ADTRAN, Inc. Variable Incentive Compensation Plan, a plan participant must be employed by the Company through the date that payment of an award is scheduled to be made for a plan year to be eligible to receive any award for such year. If a termination of employment for any reason occurred on December 31, 2021, the executive would be disqualified from the VICC program for 2021 and any VICC would be forfeited. In the event of a change in control of the Company, each executive will receive an immediate lump sum cash payment of the VICC award in an amount consistent with the expected level of achievement and for a proportionate share of the annualized amount for the part-year period ending on the change in control event.

Under Mr. Wilson’s sales incentive arrangement, if his employment is terminated voluntarily, he is entitled to receive his earned compensation through the date of termination. If his employment is terminated by the Company for cause, management has sole discretion to pay his earned compensation through the date of termination. In the event of Mr. Wilson’s death, his estate will receive his earned compensation.

2006 Employee Stock Incentive Plan

Under our 2006 Employee Stock Plan, the stock options we have granted will become immediately vested and exercisable upon a participant’s death or disability, or upon a change of control. All unvested options are forfeited immediately upon a termination of employment for any other reason. Upon termination of employment for cause, all outstanding options immediately terminate. Vested options may be exercised (i) for one year after termination due to death, disability or retirement, (ii) for 90 days after termination for any other reason (other than for cause) and (iii) for three (3) months after a termination of employment following a change of control for any reason other than death, disability, termination for cause or voluntary termination.

2015 Employee Stock Plan and 2020 Employee Plan

Under our 2015 Employee Stock Plan and 2020 Employee Plan, all awards (or portions thereof) that remain unexercisable or unvested upon a participant’s termination of employment for any reason (provided the termination is a “separation from service” as defined in Section 409A of the Internal Revenue Code), other than as a result of death, disability or change of control, shall be forfeited by the participant immediately upon the date of such termination, unless the Compensation Committee decides otherwise. If such termination is the result of death or disability or if there is a change of control, then any outstanding awards shall immediately become fully exercisable or vested. With respect to outstanding PSU awards, then upon one of the above accelerating events, a portion of the shares subject to such award shall be deemed earned equal to the target number of shares multiplied by a fraction, the numerator of which equals the number of days elapsed from the date of grant to the date of the applicable acceleration event and the denominator of which equals the days in the performance period.

The following table sets forth the potential benefits payable to our NEOs pursuant to the arrangements described above, assuming a termination of employment or a change in control had occurred on December 31, 2021.

The table does not include:

•	compensation or benefits previously earned by the NEOs or equity incentive awards that were already fully vested prior to December 31, 2021;

•	the amounts payable under the Deferred Compensation Plan that are disclosed in the table entitled “Nonqualified Deferred Compensation in 2021” above; or

•	the value of any benefits (such as retiree health coverage, life insurance and disability coverage) provided on the same basis to substantially all other employees.

Benefit/Plan/Program	Thomas R. Stanton ($)	Michael K. Foliano ($)	James D. Wilson, Jr. ($)	Ronald D. Centis ($)	Raymond Harris ($)
PSUs (1)	2,984,758	846,968	699,545	799,556	690,806
Time-based RSUs (2)	2,556,024	605,543	552,075	431,761	334,642
Stock options (3)	—	—	—	—	—
VICC (4)	1,037,520	238,656	119,228	123,087	109,731
Sales incentive compensation (5)	—	—	13,880	—	—
Total value upon a change of control (6)	6,578,302	1,691,167	1,384,728	1,354,404	1,135,179
Total value upon termination of employment due to death or disability (7)	5,540,782	1,452,511	1,265,500	1,231,317	1,025,448
Total value upon termination of employment for any other reason (8)	—	—	13,880	—	—

(1)

Amounts represent the potential value of unearned PSUs granted under the 2015 Employee Stock Plan and 2020 Employee Plan that would have been deemed earned upon a change of control or upon termination of employment by reason of death or disability on December 31, 2021, based on a price of $22.83 per share, the closing price of our common stock on Nasdaq on December 31, 2021.

(2)

Amounts represent the potential value of unvested time-based RSUs granted under the 2015 Employee Stock Plan and 2020 Employee Plan that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2021, based on a price of $22.83 per share, the closing price of our common stock on Nasdaq on December 31, 2021.

(3)	None of the NEOs held any unvested stock options that would have vested upon a change of control or upon termination of employment by reason of death or disability on December 31, 2021.
(4)	Amounts represent the amount payable to each participant under the VICC programs for 2021 upon a change in control on December 31, 2021, which reflect the actual VICC awards earned for 2021.
(5)

Amount represents the amount payable to Mr. Wilson under his sales incentive arrangement for December 2021 upon a termination of employment due to death or a voluntary termination of employment on December 31, 2021, which reflects the actual sales incentive compensation earned but not yet paid as of December 31, 2021. This analysis assumes that, upon a termination by the Company for cause on December 31, 2021, management would not exercise its discretion to pay Mr. Wilson his earned compensation.

(6)

Reflects the sum of (i) the value of the issuance of shares of common stock issued pursuant to outstanding PSUs; (ii) the value of the accelerated vesting and settlement of unvested time-based RSUs; and (iii) amounts payable under the VICC programs for 2021, in each case as of December 31, 2021. For Mr. Wilson, this amount also reflects the amount payable under his sales incentive arrangement for December 2021.

(7)

Reflects the sum of (i) the value of the issuance of shares of common stock issued pursuant to outstanding PSUs and (ii) the value of the accelerated vesting and settlement of unvested time-based RSUs, in each case as of December 31, 2021. For Mr. Wilson, this amount also reflects the amount payable under his sales incentive arrangement for December 2021.

(8)	Reflects the amount payable to Mr. Wilson under his sales incentive arrangement for December 2021 in the event of his voluntary termination of employment on December 31, 2021.

Pay Ratio

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Stanton, our CEO. For 2021, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO), was $93,407; and

•

the annual total compensation of our CEO was $4,526,123, which reflects the amount reported in the “Total” column for 2021 of the Summary Compensation Table appearing on page 40 plus an estimate for non-discriminatory health and welfare benefits.

Based on this information, for 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 48 to 1. Below is a description of the methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee. We believe that this information is useful to put into context the ratio comparing the annual total compensation of the median employee in our Company with the annual total compensation of our CEO.

We determined that, as of December 31, 2021, our employee population consisted of approximately 1,400 individuals working at the Company and our consolidated subsidiaries. Given our global business, our workforce is distributed among a number of countries and regions. Of those, approximately 76% of these employees are located in the United States.

We measured compensation using the 12-month period ending December 31, 2021. Our compensation programs vary from region to region and, among our various consolidated subsidiaries in each region, from country to country. Our employees are compensated on either a salaried basis or an hourly basis. In addition, some employees receive equity incentive awards, sales incentives and/or bonuses. We included salary or hourly wages, as applicable, as well as any equity incentive awards granted and bonuses and sales incentives earned for 2021 in our measurement to determine the median of the annual total compensation of all our employees.

Our workforce includes a number of part-time employees and temporary employees. In making our determination of the median employee, we did not annualize the compensation of part-time employees, temporary employees or employees who were hired in 2021 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. For purposes of this disclosure, we applied foreign currency to U.S. dollar exchange rates using the rate of exchange of each applicable currency as of December 31, 2021.

Using this methodology, we determined that the median employee was a full-time, salaried employee located in the United States. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and added an estimated amount for non-discriminatory health and welfare benefits, resulting in annual total compensation of $93,407. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2021 of the Summary Compensation Table appearing on page 40, and added an estimate for non-discriminatory health and welfare benefits.

2021 Director Compensation

The table below sets forth information regarding compensation paid to our non-employee directors for 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Total ($)
H. Fenwick Huss	115,000	90,019	—	205,019
Gregory McCray	90,000	90,019	—	180,019
Balan Nair	90,000	90,019	—	180,019
Jacqueline H. Rice	95,000	90,019	—	185,019
Kathryn A. Walker	97,500	90,019	—	187,519

(1)

These amounts represent the aggregate grant date fair value of 3,943 shares of time-based restricted stock granted to each of the Company’s non-employee directors on December 31, 2021, computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant. For a description of the assumptions used to determine these amounts, see the Stock-Based Compensation note to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Each non-employee director held 3,943 shares of unvested time-based restricted stock as of December 31, 2021.

In 2021, each of our non-employee directors received an annual fee of $90,000 for service as a director, payable quarterly in advance. The chairperson of the Nominating and Corporate Governance Committee chairperson received an additional $5,000, the chairperson of the Compensation Committee received an additional $7,500, the chairperson of the Audit Committee received an additional $10,000 and the Lead Director received an additional $15,000 (such full-year amounts were pro-rated based on the actual length of service in these positions during 2021). Directors who are employees of the Company receive no directors’ fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties. Directors are also eligible to participate in the Deferred Compensation Plan.

Our non-employee directors were entitled to participate in the 2020 Directors Stock Plan, which our stockholders approved at the 2020 Annual Meeting of Stockholders. The Compensation Committee has determined that the annual equity grant to non-employee directors pursuant to the 2020 Directors Stock Plan should comprise approximately 50% of the directors’ total remuneration for the calendar year (excluding any compensation for serving as a committee chair or lead director or any additional meeting fees), or a lesser amount as determined in the discretion of our Board. In no event shall any annual equity award have a fair market value greater than $150,000. In addition, upon initially joining the Board, a new director will receive an initial award equal to 50% of the value of the annual equity grant made in the calendar year prior to the calendar year in which the new director joins the Board, or a lesser amount as determined in the discretion of our Board. The initial grant will be in addition to any annual grant. Grants under the 2020 Directors Stock Plan are in the form of restricted stock unless our Board (upon recommendation from the Compensation Committee) determines to grant awards in the form of RSUs or nonqualified stock options.

Awards granted under the 2020 Directors Stock Plan (whether in the form of restricted stock, RSUs or nonqualified stock options) vest in full on the first anniversary of the grant date, unless the vesting schedule is varied by the Compensation Committee in the director’s award agreement. Any cash dividends paid on the Company’s common stock during the restricted period are credited to the director’s account and paid in additional shares at the time of vesting. Unvested shares of restricted stock vest immediately upon a change in control of the Company or if the director’s service is terminated due to death or disability. In the event of a director’s “separation from service,” the Compensation Committee may in its discretion accelerate the vesting of unvested shares of restricted stock or permit continued vesting on the original vesting schedule.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which the Company participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes or appears to interfere in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest, he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the Audit Committee, and a determination will be made as to whether the activity is permissible. A copy of our Code of Business Conduct and Ethics is available in the “Corporate Governance” section of our website at https://investors.adtran.com.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to us that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the Chief Financial Officer and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.

Related Person Transactions Entered into by the Company

Since January 1, 2021, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of those persons, to file with the SEC initial reports of their ownership of our common stock and subsequent reports of changes in that ownership. Copies of these reports must also be provided to the Company. Based solely on our review of the copies of these reports received by us and on information provided by the reporting persons, we believe that, during the fiscal year ended December 31, 2021, all reports required to be filed during such year were filed on a timely basis, except as described below.

On February 8, 2021, a late Form 3 was filed on behalf of Mr. Conger. On February 17, 2021, a late Form 4 was filed on behalf of Mr. Harris, and on September 7, 2021, a late Form 4 was filed on behalf of each of Mr. Harris and Mr. Kimpe. On January 24, 2022, an amendment to a Form 4 was filed on behalf of Ms. Rice correcting the details of a transaction that occurred on December 31, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of ADTRAN’s financial reporting. Our Board of Directors has adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available in the “Corporate Governance” section of our website at https://investors.adtran.com.

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the fiscal year ended December 31, 2021. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required under the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has actively reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting (including management’s evaluation of identified control deficiencies and management’s program for remediation of those deficiencies) and PricewaterhouseCoopers LLP’s report thereon, both of which are included in the Annual Report on Form 10-K for the year ended December 31, 2021.

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communication of PricewaterhouseCoopers LLP with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. It should be noted that management is responsible for the Company’s financial reporting process, including its system of internal controls, and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

AUDIT COMMITTEE

H. Fenwick Huss, Chairman
Gregory J. McCray
Jacqueline H. Rice

PROPOSAL 2

ADVISORY VOTE REGARDING COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the rules of the SEC. We intend to continue to hold such an advisory vote on the compensation of our NEOs, commonly known as a “say-on-pay” vote, each year in connection with our annual meeting of stockholders until the next vote on the frequency of the “say-on-pay” vote or until our Board of Directors otherwise determines that a different frequency for this advisory vote is in the best interests of our stockholders. The next advisory vote on the frequency of “say-on-pay” votes will occur in 2023.

As described in detail in the Compensation Discussion and Analysis, we seek to align the interests of our NEOs with the interests of our stockholders and to reward performance that enhances stockholder returns. As discussed in the Compensation Discussion and Analysis, the Compensation Committee intends to continue to place an emphasis on performance-based compensation. We believe that our compensation program has been, and will continue to be, successful in retaining and motivating our executive officers necessary for the current and long-term success of the Company.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and narrative disclosures.”

While this “say-on-pay” vote is non-binding and advisory, the Board of Directors and the Compensation Committee value the opinions of our stockholders and intend to consider the vote of the Company’s stockholders when considering future compensation arrangements. To the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, the Compensation Committee and Board will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors unanimously recommends a vote “For” approval of the “Say-on-Pay” proposal.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and the Board has directed that such appointment be submitted to our stockholders for ratification at the 2022 Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1986 and is considered by our Audit Committee to be well qualified. Stockholder ratification of the appointment is not required under the laws of the State of Delaware or any other laws, but the Board, at the request of the Audit Committee, has decided to ascertain the position of the stockholders on the appointment. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment. However, the outcome of this proposal is non-binding and advisory in nature.

Representatives of PricewaterhouseCoopers LLP will participate in the 2022 Annual Meeting and will have an opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends a vote “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The aggregate fees and expenses paid or accrued by the Company for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2021 and 2020 are set forth below.

	2021	2020

Audit Fees	$1,932,000	$1,095,665
Audit-Related Fees	700,000	48,000
Tax Fees	—	—
All Other Fees	900	1,872

Total	$2,632,900	$1,145,537

Audit Fees. Audit Fees for the last two fiscal years were for professional services rendered for the integrated audits of our annual consolidated financial statements and of our internal control over financial reporting in our Annual Report on Form 10-K and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees. Audit-Related Fees for 2021 were for regulatory filings related to a business combination agreement and audited financial statements of a new merger subsidiary. Audit-Related Fees for 2020 were for services related to the adoption of FASB Accounting Standards Codification 326, Current Expected Credit Losses, and statutory audit requirements in Saudi Arabia.

Tax Fees. There were no fees in this category for the fiscal years ended December 31, 2021 or 2020.

All Other Fees. All Other Fees for 2021 and 2020 are fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet the above category descriptions, such as the firm’s Disclosure Checklist tool.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by PricewaterhouseCoopers LLP. The policy: (1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (2) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and (3) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of audit-related, tax and other services (other than audit services) that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved and attaches the list as an appendix to the policy. The Audit Committee then sets an annual aggregate fee limitation for all of these generally pre-approved services. For fiscal year 2021, that limit was set at $60,000. Any fees for the generally pre-approved services that exceed this aggregate fee limit must be specifically pre-approved by the Audit Committee. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval, in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred year-to-date for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCKHOLDERS’ PROPOSALS FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals may be eligible for inclusion in the proxy statement for the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). Any stockholder intending to present a proposal for inclusion in the proxy statement for the 2023 Annual Meeting must provide timely written notice of the proposal to us at ADTRAN, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2). The Company must receive the proposal by November 29, 2022, for possible inclusion in the proxy statement. If the date of the 2023 Annual Meeting changes by more than 30 days from May 11, 2023, then the deadline to submit stockholder proposals for inclusion in the proxy statement for the 2023 Annual Meeting will be a reasonable time before the Company begins to print and mail its proxy materials for the 2023 Annual Meeting. The Company will determine whether to include a proposal in the 2023 proxy statement in accordance with the SEC rules governing the solicitation of proxies. The deadline for providing notice of a solicitation of proxies in support of director nominees other than our nominees at the 2023 Annual Meeting is March 12, 2023, unless the date of the 2023 Annual Meeting changes by more than 30 calendar days from May 11, 2023, in which case notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 Annual Meeting is first made.

In addition, under our Bylaws, any stockholder of record intending to nominate a candidate for election to the Board or to propose any business at the 2023 Annual Meeting must give timely written notice to us at our executive offices in Huntsville, Alabama. A nomination or proposal for the 2023 Annual Meeting will be considered timely if it is received no earlier than January 11, 2023 and no later than February 10, 2023. If the date of the 2023 Annual Meeting is advanced by more than 30 days or is delayed by more than 70 days from May 11, 2023, then to be timely the nomination or proposal must be received by the Company no earlier than the 120th day prior to the 2023 Annual Meeting and no later than the close of business on the later of the 90th day prior to the meeting and the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting is first made. The notice of nomination or proposal must detail the information specified in the Company’s Bylaws. We will not entertain any proposals or nominations at the 2023 Annual Meeting that do not meet the requirements set forth in our Bylaws. The Bylaws are available in the “Corporate Governance” section of our website at https://investors.adtran.com. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary at ADTRAN, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this proxy statement, the Board of Directors of the Company does not know of any matters which will be presented for consideration at the 2022 Annual Meeting other than those specified herein and referred to in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matter should be properly presented for consideration and voting during the 2022 Annual Meeting or any adjournment thereof, the persons named as proxies herein intend to vote the shares represented by all valid proxies in accordance with their judgment of what is in the best interest of the Company.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call the Broadridge Householding Election system at (866) 540-7095 to decline or modify previous householding elections. You can also request prompt delivery of a copy of the proxy statement and annual report by sending a written request to ADTRAN, Inc., Attn: Corporate Secretary, 901 Explorer Boulevard, Huntsville, Alabama 35806.

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, AL 35806

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 10, 2022 for shares held directly and May 9, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ADTN2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 10, 2022 for shares held directly and May 9, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74269-P68179                                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADTRAN, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees:			For	Against	Abstain

	1a.	Thomas R. Stanton	☐	☐	☐

	1b.	H. Fenwick Huss	☐	☐	☐

	1c.	Gregory J. McCray	☐	☐	☐

	1d.	Balan Nair	☐	☐	☐

	1e.	Jacqueline H. Rice	☐	☐	☐

	1f.	Kathryn A. Walker	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:			For	Against	Abstain

2.	Non-binding approval of the compensation of ADTRAN’S named executive officers.		☐	☐	☐

		For	Against	Abstain

3.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

ADTRAN, INC.

MAY 11, 2022

Please contact Investor Relations at 256-963-8220 for information on how to participate in the virtual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement for the 2022 Annual Meeting and the 2021 Annual Report are available at

www.proxyvote.com

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D74270-P68179

ADTRAN, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2022 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Thomas R. Stanton and Michael K. Foliano, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of ADTRAN, Inc. (“ADTRAN”) which the undersigned is entitled to vote during the 2022 Annual Meeting of Stockholders of ADTRAN, to be held via live webcast on the Internet on Wednesday, May 11, 2022 at 10:30 a.m., Central Time, and at any and all adjournment thereof, as indicated on the reverse side hereof.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each director nominee in Proposal 1 and “FOR” Proposals 2 and 3. If any other business is presented during the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented during the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to Michael K. Foliano, Corporate Secretary of ADTRAN, by executing and delivering to Mr. Foliano a duly executed proxy card bearing a later date, by subsequently voting by telephone or Internet, or by participating in and voting during the virtual Annual Meeting.

Continued and to be signed on reverse side